Exhibit 10.21

LEASE

WILLIS TOWER

233 SOUTH WACKER DRIVE

CHICAGO, ILLINOIS

TRADESTATION SECURITIES, INC.

LEASE

WILLIS TOWER

233 SOUTH WACKER DRIVE

CHICAGO, ILLINOIS

TRADESTATION SECURITIES, INC.

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32.	SUBSTITUTION OF PREMISES	40
33.	PATRIOT ACT	41
34.	SIGNS	41
35.	PARKING	42
36.	ARBITRATION	42

EXHIBITS

EXHIBIT A	FLOOR PLAN OF PREMISES

EXHIBIT B	TENANT WORK LETTER

EXHIBIT C	RULES AND REGULATIONS

EXHIBIT D	ESTOPPEL CERTIFICATE

EXHIBIT E	CONDENSER WATER ADDENDUM

EXHIBIT F	JANITORIAL SPECIFICATIONS

SCHEDULES

SCHEDULE 1-A	LANDLORD’S WORK

SCHEDULE 1-B	BUILDING STANDARD MATERIALS

SCHEDULE 2	TENANT/CONTRACTOR & VENDOR GUIDELINES

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LEASE

WILLIS TOWER

233 SOUTH WACKER DRIVE

CHICAGO, ILLINOIS

THIS AGREEMENT OF LEASE made as of this day 22nd of November, 2010 (hereinafter referred to as the “Lease”) between 233 S. WACKER LLC, a Delaware limited liability company (hereinafter referred to as “Landlord”), and TRADESTATION SECURITIES, INC., a Florida corporation (hereinafter referred to as “Tenant”).

SCHEDULE

1.

Description of Premises: The premises designated on the plan attached hereto as Exhibit A and containing approximately 11,135 square feet of “Rentable Area” on the 48th floor (the “Premises”) in the building commonly known as the Willis Tower (the “Building”) located at 233 South Wacker Drive in the City of Chicago, Cook County, Illinois (hereinafter referred to together with all present and future easements, additions, improvements and other rights appurtenant thereto, as the “Land”). Landlord represents that the square footage of the Rentable Area shown above has been determined in accordance with ANSI/BOMA Z65.1. 1996.

2.	Use of Premises: Tenant shall use the Premises solely as general offices, employee training and for no other purpose whatsoever.

3.	Base Rent: The per annum rate of Base Rent and the monthly installments thereof are set forth on Schedule 1 attached hereto.

4.	Tenant’s Proportionate Share: shall mean (a) .3154% for the purposes of determining Taxes (as hereinafter defined) payable by Tenant hereunder, such percentage being the percentage calculated by dividing the Rentable Area contained in the Premises, as determined by Landlord and shown in Item 1 of this Schedule by 3,530,477 rentable square feet, and (b) .3390% for purposes of determining Operating Expenses (as hereafter defined) payable by Tenant hereunder, such percentage being the percentage calculated by dividing the Rentable Area of the Premises, by 3,284,958 rentable square feet. Tenant’s Proportionate Share shall be adjusted proportionately if the number of square feet of Rentable Area in the Premises is increased or decreased or if the aggregate amount of office or retail space in the Building is either increased or decreased.

5.	Commencement Date: March 1, 2011.

6.	Termination Date: February 28, 2016.

7.	Security Deposit: Twenty-Five Thousand Nine Hundred Eighty-One and 67/100 Dollars ($25,981.67).

8.	Addresses for Notices:

If to Landlord:

404 Fifth Avenue, 4th Floor

New York, New York 10018

Attention: President

with a copy to:

8114 North Lawndale Avenue

Skokie, Illinois 60076

Attention: John M. Huston

and a copy to:

Office of the Building

233 South Wacker Drive, Suite 3530

Chicago, Illinois 60606

Attention: Building Manager

If to Tenant:

233 South Wacker Drive, Suite 4825

Chicago, Illinois 60606

Attention: Adam Cohn

With a copy to:

TradeStation Securities, Inc.

8050 S.W. 10th Street, Suite 4000

Plantation, Florida 33324

Attention: General Counsel

9.	Broker: Studley and U.S. Equities Asset Management, L.L.C.

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This Lease is subject to the Terms and Conditions and the provisions of any exhibits attached hereto, which Terms and Conditions and exhibits are hereby made a part of this Lease.

LANDLORD:	TENANT:

233 S. WACKER LLC,	TRADESTATION SECURITIES, INC.,
a Delaware limited liability company	a Florida corporation

By:	By:
Its:	Its:

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SCHEDULE 1

Base Rent (11,135 rsf)

Period	Per Square Foot Base Rental Rate	Monthly Base Rent	Annual Base Rent
Lease Year 1	$28.00	$25,981.67	$311,780.00
Lease Year 2	$28.70	$26,631.21	$319,574.50
Lease Year 3	$29.42	$27,299.31	$327,591.70
Lease Year 4	$30.15	$27,976.69	$335,720.25
Lease Year 5	$30.90	$28,672.62	$344,071.50

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TERMS AND CONDITIONS

Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the premises (hereinafter referred to as the “Premises”) described in the Schedule appearing at the beginning of this Lease (hereinafter referred to as the “Schedule”) and designated on the plan attached hereto as Exhibit A, subject to the covenants, terms, provisions and conditions of this Lease.

1.	TERM

The term of this Lease (hereinafter referred to as the “Term”) shall commence on the Commencement Date and shall end on the Termination Date each as provided in the Schedule, unless sooner terminated as provided herein.

2.	BASE RENT

(a)	Base Rent Payments. Tenant shall pay to Landlord the Base Rent and all other sums due hereunder by electronic wire transfer. Electronic wire transfer payments shall be made to Capital One Bank, 1407 Broadway, New York, New York 10018, for the benefit of 233 S. Wacker LLC, ABA #021407912, Account No. 2744061249 (FEIN #27-1175316). Payments may be made at such other place as Landlord or Landlord’s agent may from time to time designate in writing. The applicable annual Base Rent set forth in Schedule 1 shall be payable in equal monthly installments in the applicable amounts set forth in Schedule 1 in advance on or before the first day of each and every month during the Term without demand and without any abatement, setoff or deduction whatsoever, except as specifically set forth in this Lease. Such Base Rent shall be escalated on each anniversary of the Commencement Date as set forth in Schedule 1. Each period of twelve (12) months beginning on the Commencement Date or on any anniversary thereof and ending on the day before the following anniversary of the Commencement Date or on the Termination Date, as the case may be, is hereinafter referred to as a “Lease Year.” Any Base Rent payable for a partial month at the beginning of the Term shall be paid on the first day of the first full calendar month of the Term. Any Base Rent payable for a partial month at the end of the Term shall be paid on the first day of such month.

(b)	Abatement of Initial Base Rent. If Tenant has taken possession of the Premises for the purpose of carrying on its business therein and if Tenant is not in “Default” hereunder (as described in Section 22 hereof) on the date any such installment is due, six (6) monthly installments of Base Rent due hereunder shall be abated in full and shall not be payable by Tenant, subject to the terms of Section 22 hereof. The Base Rent shall be abated in March, 2011, April, 2011, March 2012, April, 2012, March, 2013 and March, 2014.

3.	ADDITIONAL RENT

In addition to paying the base rent specified in Section 2 hereof, Tenant shall pay as “Additional Rent” commencing in Calendar Year 2012 Tenant’s Proportionate Share of Taxes and Operating Expenses over the actual amounts thereof as finally determined for

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the Calendar Year ending December 31, 2011 (the “Base Year”). Tenant shall commence paying “Additional Rent” on the first day of the calendar month following the determination of Taxes and Operating Expenses for the Base Year. “Additional Rent” shall be abated in full and shall not be payable at any time by Tenant in respect of each month that Base Rent is abated in accordance with the provisions contained in Section 2(b) hereof. The Base Rent and the Additional Rent and all other amounts due under this Lease are herein collectively referred to as the “Rent.” All Additional Rent shall be payable for the same periods and in the same manner, time and place as the Base Rent is to be paid notwithstanding any abatement of Base Rent. Without limitation on other obligations of Tenant which shall survive the expiration of the Term, the obligations of Tenant to pay Additional Rent shall survive the expiration of the Term. For any Calendar Year which is not wholly included in the Term, Tenant shall be obligated to pay only a pro rata share of the Additional Rent for such Calendar Year, based on the number of days of the Term falling within such Calendar Year. Except as specifically hereinabove provided or provided elsewhere in this Lease, Rent shall be paid without abatement, deduction or set off of any kind, it being the intention of the parties that, to the full extent permitted by law, and except as otherwise provided herein or elsewhere in this Lease, Tenant’s covenant to pay Rent shall be independent of all other covenants contained in this Lease.

(a)	Certain Definitions. As used in this Lease, the terms:

(i)	“Calendar Year” shall mean each calendar year commencing with the Calendar Year beginning January 1, 2011 in which any part of the Term falls, through and including the year in which the Term expires.

(ii)	“Operating Expenses” shall mean all expenses, costs and disbursements of , every kind and nature (determined for the applicable Calendar Year on an accrual basis) paid or incurred by Landlord or its managing agent in connection with the ownership, management, operation, maintenance and repair of the Land and Building (including, without limitation, the cost of providing electricity for lighting the Premises as provided in Subsection 6(a)(ii) below and other office space), except the following:

A.	Taxes (as hereinafter defined);

B.	Costs of capital improvements to any tenant’s premises;

C.	Principal or interest payments on loans secured by mortgages or trust deeds on the Building or Land or rent payable on any ground lease of the Land;

D.

Costs of capital improvements to the Building which, under generally accepted accounting principles, are classified as capital expenditures, except that Operating Expenses shall include (1) the costs of any capital improvement which is intended to reduce any component of Operating Expenses and (2) the costs of any capital improvement which is made by Landlord to keep the Land or

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Building in compliance with all governmental rules and regulations applicable from time to time thereto, in each case as evenly amortized over the useful life of each such capital improvement with interest on the unamortized amount at the greater of (A) ten percent (10%) per annum or (B) four percent (4%) per annum above the “prime rate” or “corporate base rate” announced from time to time by a major Chicago bank selected by Landlord (the “Prime Rate”) (but in no event at a rate which is more than the highest lawful rate allowable in the State of Illinois);

E.	Costs of utilities and other services provided to and used in the operation of the retail stores in the Building, provided that the costs of operating and maintaining the common areas adjoining such retail stores at and above the Franklin Street Level shall be included in Operating Expenses; and

F.	Costs and expenses incurred in connection with leasing space in the Building, such as leasing commissions, tenant allowances, space planning fees and advertising and promotional expenses and legal fees for the preparation of leases;

G.	Costs of initial improvements to, or alterations of, space leased to any tenant;

H.	Depreciation or amortization of any improvements except as specifically set forth in this Lease;

I.	The cost of repairing or restoring any portion of the Building damaged by a hazard, to the extent Landlord has received insurance proceeds with respect to such damage (provided that the amount of any deductible paid by Landlord shall be included in Operating Expenses);

J.	The cost of repairs, alterations or replacements required as the result of the exercise of any right of eminent domain to the extent Landlord receives net condemnation proceeds in reimbursement of such costs, as the result of such exercise;

K.	Any late fees, fines, penalties and interest on past due amounts incurred by Landlord due to Landlord’s violation of any applicable law, rule or regulation;

L.	Costs incurred for relocating tenants within the Building;

M.	Any other costs or expenses incurred by Landlord to the extent Landlord has actually collected funds in reimbursement of such costs and expenses (x) from any policies of insurance in effect or

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(y) from any other tenant (other than through such tenant’s payment of its share of Operating Expenses or Taxes);

N.	Compensation paid in respect of officers and executives of Landlord above the level of building manager;

O.	All costs of permanent sculptures, paintings, wall hangings, and other objects of fine art, except, however, reasonable costs of day-to-day maintenance of such fine art objects;

P.	Franchise taxes and income taxes of Landlord;

Q.	Managing agents’ fees or commissions in excess of the rates then customarily charged for building management for buildings of like class and character;
R.	The cost of correcting defects to construction of the Building;

S.	The cost of any additions to the Building;

T.	Expenses incurred by Landlord in connection with the transfer or disposition of the Land or Building or any ground, underlying or overriding lease, including, without limitation, transfer, deed and gains taxes;

U.	All amounts received by Landlord through proceeds of insurance or condemnation awards to the extent they are compensation for, or reimbursement of, sums previously included in Operating Expenses hereunder.

(iii)

“Taxes” shall mean taxes levied, assessed, imposed or accruing for Calendar Years commencing January 1, 2011, and payable in Calendar Year 2012, and in connection with the Land, the Building, the operation thereof or any rights or responsibilities related thereto. “Taxes” shall include without limitation: (a) real estate taxes and assessments, special or otherwise, levied, assessed, imposed, accruing for Calendar Years commencing January 1, 2011 and thereafter during the Term upon the Land or Building; (b) ad valorem taxes for any personal property owned or leased by Landlord and used exclusively in connection with operating or maintaining the Land or Building; (c) any tax, assessment, charge or fee which is imposed in substitution for, or in lieu of an increase in, such real estate taxes or ad valorem personal property taxes; (d) any income or franchise tax based on Landlord’s income from the Land and Building which taxes such income in a different manner than income from sources other than the ownership and operation of income-producing real estate, which is substantively the functional equivalent of a tax on gross rents or leases, but is called by another name; (e) a tax on gross rents or leases; or (f) a tax on the development of real estate or the construction or

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improvement of buildings or premises therein. Taxes shall also include, in the year for which they accrue, all fees for consultants and attorneys and all other costs incurred by Landlord in seeking to obtain a reduction of, or a limit on the increase in, any Taxes, regardless of whether any reduction or limitation is obtained. Taxes shall not include any inheritance, estate, succession, transfer, gift, franchise, or capital stock tax or any current state or federal income taxes or any income taxes other than those expressly described above. With respect to any Taxes which include assessments against income or property not related to the Land or Building, Taxes shall include only that portion of such Taxes which would be payable if the Land and Building and all rights related thereto were the only assets of Landlord. Taxes shall not include interest or penalties arising as a result of a late payment.

(b)

Expense Adjustment. Tenant shall pay to Landlord or Landlord’s agent as Additional Rent commencing in Calendar Year 2012, an amount (“Expense Adjustment Amount”) equal to Tenant’s Proportionate Share of the amount of Operating Expenses plus Tenant’s Proportionate Share of the special allocation of Variable Operating Expenses (as defined in Section 3(c)) incurred with respect to each such Calendar Year or any portion thereof, in excess of the total amount of such Operating Expenses and Variable Operating Expenses as finally determined for the Calendar Year 2011 (the “Base Year”). The Expense Adjustment Amount with respect to each Calendar Year starting in 2012 shall be paid in monthly installments during that Calendar Year in an amount reasonably estimated from time to time by Landlord and communicated by written notice to Tenant, subject, however, to the provisions hereinabove contained in this Section. Following the close of each Calendar Year, Landlord shall compute the Expense Adjustment Amount for that Calendar Year based on the Operating Expenses (and any special allocation of Variable Operating Expenses) for that Calendar Year in excess of the Base Year and shall deliver to Tenant a statement of the Expense Adjustment Amount plus a statement of all estimated installments paid by Tenant with respect to that Calendar Year. Tenant shall pay to Landlord any deficiency shown by the statement within thirty (30) days after Tenant receives the statement. If the installments paid exceed the amount due, Landlord shall either credit the excess against Rent or any other payment next due to Landlord from Tenant hereunder or at Landlord’s option, and if Tenant is not then in Default hereunder, refund the excess to Tenant. If Tenant is then in Default hereunder, Landlord shall apply the difference first to any delinquent Rent hereunder (including interest thereon) and then to the next succeeding payments of Rent coming due hereunder. The foregoing obligations of Landlord and Tenant shall survive the expiration of the Term until final determination of Operating Expenses and Taxes attributable to Tenant’s tenancy during the final Lease Year and payment thereof, if due and owing. Delay in computation of the Expense Adjustment Amount shall not be deemed a default hereunder or a waiver of Landlord’s right to collect the Expense Adjustment Amount. Landlord shall cause to be kept books and records showing Operating Expenses in accordance with an appropriate system of accounts and accounting practices consistently maintained. Tenant shall have the right to audit,

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or cause to be audited, by a firm of independent certified public accountants designated by Tenant and reasonably satisfactory to Landlord, Landlord’s records in respect of Operating Expenses of any Calendar Year or portion thereof commencing after the Base Year and falling within the Term. The cost of such audit shall be borne by Tenant unless, in connection with any audit conducted by Tenant, it is demonstrated that Landlord has overstated Tenant’s Expense Adjustment Amount by five percent (5%) or more, in which case Landlord shall bear the cost of such audit, provided, however, Landlord shall not be obligated to pay greater than $2,500.00 for such audit. Notwithstanding anything contained in the preceding sentence to the contrary, any audit by Tenant of Operating Expenses for any such Calendar Year must be requested within sixty (60) days following the date of Tenant’s receipt of Landlord’s statement of Operating Expenses and completed within one hundred twenty (120) days following the date on which Landlord makes such books and records available to Tenant. Tenant’s accountants shall be required to execute a confidentiality agreement and shall conduct the audit at the office of the Building at such times that are designated by Landlord.

(c)	Allocation of Variable Operating Expenses. If at any time during the Term less than ninety-five percent (95%) of the then current office space in the Building is occupied, at Landlord’s option those components of Operating Expenses which vary with occupancy (“Variable Operating Expenses”) shall be removed from general Operating Expenses and allocated to the portion of the office space in the Building which is actually occupied and generating such components of Operating Expenses. This special allocation shall be made on a pro rata basis in accordance with Tenant’s Proportionate Share over the occupied office space in the Building, based on both the comparative Rentable Areas of the Building which are occupied and the portion of the Calendar Year during which the portions of the Building were occupied. Examples of Variable Operating Expenses include, without limitation, janitorial services, electricity for overhead lighting and HVAC costs. Operating Expenses which do not vary with occupancy, such as public liability insurance and lobby maintenance will continue to be allocated on a pro rata basis over the office space in the Building whether or not occupied, and Tenant shall only be responsible for Tenant’s Proportionate Share of those Operating Expenses. Tenant’s obligation to pay its Proportionate Share of Operating Expenses and Variable Operating Expenses shall not exceed what Tenant would otherwise be obligated to pay if the office space portion of the Building was fully leased.

(d)

Tax Adjustment. Tenant shall pay to Landlord or Landlord’s agent as Additional Rent, an amount (“Tax Adjustment Amount”) equal to Tenant’s Proportionate Share of the amount of Taxes accrued with respect to each Calendar Year commencing with the 2012 Calendar Year during the Term or any portion thereof in excess of the Taxes accrued during the Base Year. The Tax Adjustment Amount with respect to each Calendar Year starting in 2012 shall be paid in monthly installments during that Calendar Year in an amount reasonably estimated from time to time by Landlord and communicated by written notice to

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Tenant. Following the final determination of Taxes for each Calendar Year, Landlord shall compute the Tax Adjustment Amount for that Calendar Year and deliver to Tenant a statement of the Tax Adjustment Amount plus a statement of all estimated installments paid by Tenant for that Calendar Year. Tenant shall pay to Landlord any deficiency shown by the statement within thirty (30) days after Tenant receives the statement. If the installments paid exceed the actual amount due, Landlord shall either credit the excess against Rent or any other payment next due to Landlord from Tenant hereunder or at Landlord’s option, and if Tenant is not then in Default hereunder, refund the excess to Tenant. If Tenant is then in Default hereunder, Landlord shall apply the difference first to any delinquent Rent hereunder (including interest thereon) and then to the next succeeding payments of Rent coming due hereunder. The amount of any refund of Taxes received by Landlord, less fees incurred in obtaining such refund, shall be credited against Taxes for the year in which such refund is received. The foregoing obligations of Landlord and Tenant shall survive the expiration of the Term until Taxes attributable to the final Lease Year hereunder are determined and Tenant pays any sums due and owing. In determining the amount of Taxes for any Calendar Year, the amount of special assessments to be included shall be limited to the amount of the installment (plus any interest payable thereon) of the special assessment required to be paid during that year as if Landlord had elected to have the special assessment paid over the maximum period of time permitted by law. All references to Taxes “for” a particular year shall be deemed to refer to Taxes levied or assessed for the year without regard to when such Taxes are paid or payable. Delay in computing the Tax Adjustment Amount shall not be deemed a Default hereunder or a waiver of Landlord’s right to collect the Tax Adjustment Amount.

(e)	Abatement of Additional Rent. If Tenant has taken possession of the Premises for the purpose of carrying on its business therein and if Tenant is not in “Default” hereunder (as described in Section 22 hereof) on the date any such installment is due, six (6) monthly installments of Additional Rent due hereunder shall be abated and shall not be payable by Tenant as follows: March, 2011, April, 2011, March, 2012, April, 2012, March, 2013 and March, 2014.

(f)	Late Fee. In the event Tenant fails to pay any installment of Rent or any other monetary item when due, then Tenant shall pay to Landlord on demand a late charge in an amount equal to with respect to regularly scheduled monthly payments of Base Rent, Expense Adjustment Amounts, Tax Adjustment Amounts or any other unpaid monetary item, 5% of the delinquent portion of any such payment. The provision for such late charge shall be in addition to all of Landlord’s other rights and remedies under this Lease or at law or in equity. In particular, the foregoing late charge is in addition to, and not in lieu of the Default Rate set forth in Section 26(b) below.

4.	USE OF THE PREMISES

(a)	Reserved Areas. This Lease does not give Tenant any right to use, and Landlord hereby excludes and reserves for its sole and exclusive use, the following areas in

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and about the Premises: janitor closets, stairways and stairwells, fan, mechanical, electrical, telephone and similar rooms (other than those installed for Tenant’s exclusive use); elevator, pipe and other vertical shafts, flues and ducts; all areas above the acoustical ceiling and below the finished floor covering installed in the Premises; all other structural or mechanical elements serving other areas of the Building; and all subterranean, mineral, air, light and view rights.

(b)	Permitted Use. Tenant shall use and occupy the Premises solely for the purposes set forth in the Schedule and for no other purpose.

(c)	Compliance with Laws. Tenant shall not use or permit the use of any part of the Premises for any purpose prohibited by law. Tenant shall, at its sole expense, comply with and conform to all of the requirements of all governmental authorities having jurisdiction over the Building which relate in any way to the condition, use and occupancy of the Premises throughout the entire Term of this Lease. Without limitation of the foregoing, Tenant covenants and agrees not to bring into the Premises or to use, store, treat or dispose, or permit the use, storage, treatment or disposal, in the Premises of (i) any hazardous substance or regulated materials as defined under any present or future federal, state or local law, rule or regulation or (ii) any explosives or any flammable substances, including, but not limited to, gasoline, liquefied petroleum gas, turpentine, kerosene and naphtha (the substances and materials referred to in clauses (i) and (ii) hereof are collectively referred to herein as “Hazardous Materials”), except for such materials customarily used in office operation (x) in such quantities which do not exceed any legal limits, and (y) used, stored, treated and disposed of in compliance with all applicable laws and regulations.

(d)	Environmental Disclosure. Tenant, from time to time, upon not less than ten (10) days’ prior written request by Landlord, will provide Landlord with such information in Tenant’s possession which Landlord may request regarding Tenant’s operations in the Premises (including, without limitation, whether or not such operations involve the generation, transportation, storage, treatment or disposal of Hazardous Materials) and shall cooperate with Landlord in the event Landlord is required to prepare any disclosure document or instrument pursuant to the provisions of any federal, state or local laws, rules or regulations.

5.	POSSESSION

(a)	Possession of the Premises. Tenant is in possession of the Premises and accepts same in its “as-is” condition. Tenant shall receive an allowance as set forth in the “Tenant Work Letter” attached as Exhibit B hereto and made a part hereof) in order to refurbish the Premises. Tenant shall be entitled to perform such work in accordance with Section 8 hereof and the Tenant Work Letter.

(b)	Condition. No promise of the Landlord to construct, alter, remodel or improve the Premises or the Building and no representation by Landlord or its agents respecting the condition of the Premises or the Building have been made to Tenant or relied upon by Tenant other than as may be contained in this Lease.

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(c)	Exit Door; Rear Area. Landlord reserves the right, at its sole cost, following not less than four (4) business days prior notice to Tenant, to relocate the rear exit door in the Premises, provided, however, the new exit door shall comply with all applicable laws and code requirements. Landlord agrees to use reasonable efforts to minimize the disruption or interference with Tenant’s business operations. In addition, Tenant shall be permitted to use the rear exit area consisting of approximately 1,156 rsf without charge, and such space shall not be included in the square footage of the Premises.

6.	SERVICES

(a)	List of Services. Landlord shall provide the following services on all days during the Term, except Saturdays, Sundays and holidays, unless otherwise stated:

(i)	Heating and air conditioning in the Premises from Monday through Friday, from 8 a.m. to 6 p.m. and on any Saturday which is not a holiday from 8 a.m. to 1 p.m. Landlord will operate the system of distribution ducts, supply registers and diffusers, return grilles and associated fixtures to provide in the Premises [as partitioned in accordance with the Preliminary Space Plans (as defined in the Tenant Work Letter)], heating and air conditioning with capacity to provide the following results during the business hours set forth above; which heating and air conditioning shall, within tolerances normal in first class office buildings, be capable of providing the following: (a) air conditioning which shall be capable of maintaining inside space conditions of seventy-eight degrees (78°) Fahrenheit dry bulb and fifty percent (50%) relative humidity when outside conditions are ninety-two degrees (92°) Fahrenheit dry bulb and seventy-five degrees (75°) Fahrenheit wet bulb and (b) heating which shall be capable of maintaining inside space conditions of not less than seventy-two degrees (72°) Fahrenheit when outside air temperatures are not less than minus ten degrees (-10°) Fahrenheit and not more than sixty-five degrees (65°) Fahrenheit. The foregoing is based upon occupancy density of not more than one (1) person per hundred (100) square feet of floor area, and a maximum electric lighting and office machine load of five (5) watts per square foot of floor area.

Upon request, Landlord agrees to provide, and Tenant will pay for all heating and air conditioning requested and furnished prior to or following such hours at rates to be established from time to time by Landlord. Landlord’s obligations with respect to heating and air conditioning are subject to all governmental rules, regulations and guidelines applicable thereto. Wherever heat generating machines or equipment are used by Tenant in the Premises, which affect the temperature otherwise maintained by the air-cooling system, or where the configuration and placement of such equipment creates a per square foot heat load above what would be considered normal for office use, Landlord reserves the right to install supplementary air-conditioning units in the Premises and the expense of

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installation, operation and maintenance of any such supplementary units shall be paid by Tenant to Landlord as Additional Rent, provided, however, Landlord shall not charge a coordination fee to install same. As of the date hereof, the current rate for overtime HVAC is $109.69 per hour, which rate is subject to change from time to time.

(ii)	Electricity for the lighting fixtures and incidental use in the Premises of up to five (5) watts per square foot of rentable area within the Premises. Distribution within the Premises is at Tenant’s expense, although Tenant may use any existing conduit system within the Premises, not being used by a building system. All electricity used in the Premises other than for building standard lighting fixtures shall be separately metered by a meter or meters to be installed at Landlord’s expense. Tenant agrees to pay for such electricity directly to the utility providing such electricity. As of the date hereof, the current electricity rate is $.52 per rentable square foot, which rate is based upon 260 hours of usage per month, and which rate is subject to change from time to time. Landlord agrees that any such rate change will be in conformity with other office space of comparable size in the Building. Tenant shall bear the cost of providing all light fixtures and replacement of all lamps, tubes, ballasts and starters for lighting fixtures. With respect to such incidental uses, adequate electrical wiring and facilities will be furnished up to the meter in the Premises by Landlord, provided that such electricity will be used only for equipment and accessories normal to office usage. If Tenant’s requirements for electricity for incidental uses exceed those set forth in the first sentence of this Section (ii), Landlord reserves the right to require Tenant to install the conduit, wiring and other equipment necessary to supply electricity for such excess incidental use requirements at Tenant’s expense by arrangement with Commonwealth Edison Company or another approved local utility. If Tenant’s actual usage of electricity for lighting exceeds standard usage, based on the 5 watts per square foot of rentable area within the Premises for lighting and incidental use, then Landlord may charge and collect from Tenant a fee for such excess usage, the amount of such fee to be determined by Landlord. With respect to electricity for lighting, electricity for standard building hours per month will be provided by Landlord as part of Operating Expenses. Tenant shall be billed monthly for all overtime hours of lighting in excess of standard building hours per month. Landlord agrees that any such rates or fees will be in conformity with other space of comparable size in the Building.

(iii)	City water from the regular Building outlets for drinking, lavatory and toilet purposes. Upon execution by Landlord and Tenant of the “Condenser Water Addendum” attached hereto as Exhibit E, Landlord agrees to make available to Tenant supplemental condenser water as therein provided. If Landlord and Tenant have not executed the Condenser Water Addendum, then Landlord shall not have any obligation to provide Tenant with supplemental condenser water.

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(iv)	Janitorial services as set forth on Exhibit F attached hereto and made a part hereof.

(v)	Window washing of the inside and outside of those windows in the Building’s perimeter walls which are situated in the Premises, weather permitting, at intervals to be determined by Landlord, but in no event less than one (1) time per Calendar Year with respect to the inside of said windows and no less than three (3) times per calendar year with respect to the outside of said windows.

(vi)	Adequate automatic passenger elevator service.

(vii)	Freight elevator services, Monday through Friday only, from 7 a.m. to 5 p.m. from the first lower level of the Building to the level on which the Premises are located, subject to reasonable scheduling by Landlord. The use of freight elevators shall be subject to reasonable regulations promulgated by Landlord from time to time.

(viii)	Receiving room and loading dock services, on any Monday through Friday which is not a Holiday, from 8 a.m. to 4 p.m., subject to reasonable scheduling by Landlord. The use of the receiving room and loading dock shall be subject to reasonable regulations promulgated by Landlord from time to time.

(b)	Interruption of Services. Except as set forth below, Tenant agrees that Landlord shall not be liable in damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service, or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas or other fuel, or water, at the Building after reasonable effort so to do, by any accident or casualty whatsoever, by act or default of Tenant or other parties, or by any cause beyond Landlord’s reasonable control. Except in cases of emergency, Landlord shall give Tenant reasonable prior notice of any delay or diminution in any service and shall use reasonable efforts to minimize any inconvenience to Tenant where such delay or diminution is the result of Landlord’s voluntary actions. Except as set forth herein, such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. In the event of any interruption in services not caused by Tenant, its employees or agents, which interruption continues unabated for five (5) consecutive business days, then, Rent shall abate with respect to the portion of the Premises rendered untenantable.

(c)

Charges for Services. Charges for any service for which Tenant is required to pay, from time to time hereunder, including but not limited to hoisting services or after hours heating or air conditioning shall be due and payable at the same time

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as the installment of Rent with which they are billed, or if billed separately, shall be due and payable within twenty (20) days after such billing.

(d)	Energy/Natural Resources Conservation. Notwithstanding anything to the contrary in this Section 6 or elsewhere in this Lease, Landlord shall have the right to institute such policies, programs and measures as may be reasonably necessary for the conservation, recycling and/or preservation of energy and natural resources or energy or natural resource related services, or as may be required to comply with any applicable codes, rules and regulations, whether mandatory or voluntary.

(e)	Billing for Electricity.

(i)	Separate Metering. Tenant shall pay for the use of the electrical service to the Premises for incidental uses as described above directly to the utility company supplying electricity to the Premises based upon separate metering and billing. Tenant shall be billed directly by such utility company and Tenant agrees to pay each bill promptly in accordance with its terms. If for any reason, Tenant cannot be billed directly, Landlord shall forward to Tenant each bill received by it with respect to such electrical usage in the Premises and Tenant shall pay it promptly in accordance with its terms.

(ii)	Lack of Separate Metering. If Tenant’s incidental uses of electricity in the Premises cannot be separately metered for any reason, Tenant shall pay Landlord as Additional Rent, in monthly installments at the time prescribed for monthly installments of Rent, an amount, as estimated by Landlord from time to time (which estimate shall be based on a survey reasonably acceptable to Tenant), which Tenant would pay for such electricity if the same were separately metered to the Premises by the local electric utility company and billed to Tenant at such utility company’s then current rates.

(f)	Security. Landlord and Tenant recognize the existence of certain societal problems which, depending on the circumstances at the time, may necessitate the employment of certain security measures in the day-to-day operation of the Premises and Building. Tenant hereby agrees to the exercise by Landlord and its agents of such security measures, including but not limited to, the search of all persons entering or leaving the Building, the evacuation of the Building for cause, suspected cause, or for drill purposes, the denial of any access to the Building, and other similarly related actions that Landlord deems necessary to prevent any threat of property damage or bodily injury. Notwithstanding anything herein to the contrary, the exercise of such security measures by Landlord and the resulting interruption of service and/or cessation of Tenant’s business, if any, shall never be deemed an eviction or disturbance of Tenant’s use and possession of the Premises, or any part thereof, or render Landlord liable to Tenant for any resulting damages, or relieve Tenant from paying Rent or performing any of its obligations under this Lease.

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Tenant agrees to cooperate with Landlord in complying with the obligations set forth in the City of Chicago High Rise Building Emergency Procedures Ordinance (the “Ordinance”) and any and all similar laws and ordinances and the rules and regulations promulgated pursuant thereto and Tenant agrees to make the necessary personnel of Tenant available to fulfill the “tenant” obligations under the aforesaid Ordinance, including, without limitation, those of the Fire Wardens and Emergency Evacuation Teams (as such terms are defined in the Ordinance).

7.	REPAIRS

(a)	Landlord shall, as part of Operating Expenses, keep the common areas of the Building (including, without limitation, all concourses, pedestrian passageways, elevator lobbies and restrooms on multi-tenant floors), the roof, structural elements of the Building and those portions of the mechanical, electrical, plumbing, HVAC and other systems serving both the Premises and other areas of the Building in good order, repair and condition, including replacement or repair of all damaged or broken fixtures and appurtenances, at all times during the Term.

(b)	Except as provided in Section 7(a) above, Tenant will, at Tenant’s own expense, keep the Premises in good order, repair and condition at all times during the Term, subject to reasonable wear and tear, and Tenant shall promptly and adequately repair all damage to the Premises and replace or repair all damaged or broken fixtures and appurtenances included in and serving the Premises, under the supervision and subject to the approval of the Landlord, and within any reasonable period of time specified by the Landlord. If Tenant does not do so, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the reasonable cost thereof plus a coordination fee payable to Landlord in connection with each such repair and/or replacement equal to five percent (5%) of the actual total cost of any such repair or replacement. Tenant shall pay such costs and fee within twenty (20) days after being billed therefore. Landlord may, but shall not be required to, enter the Premises at all reasonable times to make such repairs, alterations, improvements, installations and additions to the Premises or to the Building or to any equipment located in the Building as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental authority or court order or decree.

8.	ADDITIONS AND ALTERATION

(a)

Except with respect to (i) the Work described in the Tenant Work Letter, (ii) minor painting, installation of carpeting, the moving of furniture or the hanging of wall coverings or artwork, and (iii) nonstructural alterations, improvements, installations or additions costing less than $10,000 in the aggregate, Tenant shall not, without the prior written consent of Landlord, make any alterations, improvements, installations or additions to the Premises, which shall include, without limitation, installing telephone, computer or internal sound or paging systems or other similar systems or performing any decorating, painting or other similar work in the Premises. Landlord’s consent shall not be unreasonably withheld so long as such alterations, improvements, installations

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and additions are consistent with the permitted uses of the Premises set forth in the Schedule hereof and do not adversely affect the mechanical, electrical, plumbing, HVAC or structural components or common systems of the Building. In addition, Tenant shall have the right, without Landlord’s consent, to replace its telephone, computer, internal sound and paging systems during the Term of the Lease so long as there is no structural work required in the Building or Premises. If Landlord consents to any alterations, improvements, installations or additions, it may impose such conditions with respect thereto as Landlord deems appropriate, including, without limitation, requiring Tenant to furnish Landlord with security for the payment of all costs to be incurred in connection with such work, insurance against liabilities which may arise out of such work, plans and specifications plus permits necessary for such work and, following completion, “as-built” drawings showing the actual location of the alterations, improvements, installations and additions. The work necessary to make any alterations, improvements, installations or additions to the Premises, whether prior to or subsequent to the Commencement Date shall be done at Tenant’s expense by contractors selected from a list of contractors preapproved by Landlord. Tenant shall promptly pay to Landlord or the Tenant’s contractors, as the case may be, when due, the cost of all such work plus, in all cases other than decorating or redecorating, a coordination fee payable to Landlord in connection with each such improvement, installation, alteration and/or addition equal to five percent (5%) of the actual total cost of any such improvement, installation, alteration or addition, provided, however, Landlord shall not charge a coordination fee in connection with Tenant’s installation of supplementary air conditioning units in the Premises. Tenant shall pay such costs and fee within twenty (20) days after being billed therefore.

(b)	All alterations, improvements, installations and additions to the Premises, whether temporary or permanent in character, made or paid for by Landlord or Tenant, shall without compensation to Tenant become Landlord’s property at the termination of this Lease by lapse of time or otherwise and shall, unless Landlord is entitled to and does request their removal (in which case Tenant shall remove the same as provided in Section 16), be relinquished to Landlord in good condition, ordinary wear and damage resulting from fire or other casualty excepted.

9.	COVENANT AGAINST LIENS

Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon Landlord’s title or interest in the Land, Building or Premises, and any and all liens and encumbrances created by Tenant shall attach to Tenant’s interest only. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Land, Building or Premises or any improvement in the Premises (whether installed or paid for by Landlord or Tenant) with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises and, if any such lien attaches or a claim for a lien is asserted,

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Tenant covenants and agrees to cause it to be immediately released and removed of record; provided, however, that if such lien is being contested in good faith by Tenant by appropriate proceedings diligently pursued, Tenant shall not be in default hereunder if Tenant shall, in a manner subject to Landlord’s prior written approval (which approval may be withheld arbitrarily) cause such lien or claim of lien to be insured over by a title insurance company selected by Landlord (which title insurance shall, in any event, inure to the benefit of Landlord, Landlord’s mortgagees and any potential purchasers of the Land or Building of which Tenant shall be notified), and provided that, in any event, such lien or claim of lien shall be released or removed within four (4) months of the date such lien first attached. If such lien is not immediately released and removed or insured over as aforesaid, Landlord, at its sole option, may take all action necessary to release and remove such lien (without any duty to investigate the validity thereof) and Tenant shall promptly upon notice reimburse Landlord for all sums, costs and expenses (including reasonable attorney’s fees) incurred by Landlord in connection with such lien.

Notwithstanding anything in this Lease to the contrary, Tenant covenants and agrees not to suffer or permit any equipment lien to attach to any of the fixtures or improvements in the Premises, whether installed and/or paid for by Landlord or Tenant.

10.	INSURANCE

(a)	Waiver of Subrogation. Landlord and Tenant each hereby waive any and every claim for recovery from the other for any and all loss of or damage to the Building or Premises or to the contents thereof, which loss or damage is covered by valid and collectible physical damage insurance policies, it being understood and agreed that the foregoing waiver shall also apply to the deductible under any such policy. Landlord waives any and every claim against Tenant for any and all loss of or damage to the Building or the Premises or the contents thereof which would have been covered had the insurance policies required to be maintained by Landlord by this Lease been in force, to the extent that such loss or damage would have been recoverable under such insurance policies. Tenant waives any and every claim against Landlord for any and all loss of or damage to the Building or the Premises or the contents thereof which would have been covered had the insurance policies required to be maintained by Tenant by this Lease been in force, to the extent that such loss or damage would have been recoverable under such insurance policies. Inasmuch as this mutual waiver will preclude the assignment of any such claim by subrogation (or otherwise) to an insurance company (or any other person), Landlord and Tenant each agree to give to each insurance company which has issued, or in the future may issue, to it policies of physical damage insurance, written notice of the terms of this mutual waiver, and to have said insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverage by reason of said waiver.

(b)

Coverage. Tenant shall purchase and maintain insurance during the entire Term for the benefit of Tenant and Landlord (as their interest may appear) with terms, coverages and in companies reasonably satisfactory to Landlord, and with such increases in limits as Landlord may from time to time reasonably request, but initially Tenant shall maintain the following coverages in the following amounts:

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(i)	Commercial General Liability Insurance naming Landlord, Landlord’s managing agent and any mortgagees designated by Landlord as additional insureds, with coverage for premises/operations, personal and advertising injury, products/completed operations and contractual liability with limits of liability of $1,000,000 for bodily injury and property damage per occurrence and $2,000,000 aggregate coverage and an excess umbrella liability coverage of $5,000,000 per occurrence and in the aggregate.

(ii)	Property Insurance covering the Work and all other Tenant improvements in the Premises, office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant’s property on the Premises, which insurance shall, with respect only to the Work and other Tenant improvements, name Landlord, and any mortgagees designated by Landlord as additional insureds as their interests may appear. Such insurance shall be written on an “all risks” of physical loss or damage basis including but not limited to the perils of fire, extended coverage, windstorm, vandalism, malicious mischief, sprinkler leakage, flood and earthquake, for the full replacement cost value of the covered items and in amounts that meet any co-insurance clause of the policies of insurance with a deductible amount not to exceed $10,000.

(iii)	Workers’ Compensation Insurance with statutory benefits and Employers Liability Insurance with the following amounts: Each Accident -$500,000; Disease—Policy Limit—$500,000; Disease—Each Employee -$500,000.

Tenant shall, prior to the commencement of the Term and on each anniversary of the Commencement Date, furnish to Landlord certificates evidencing such coverage, which certificates shall state that such insurance coverage may not be changed or cancelled without at least thirty (30) days prior written notice to Landlord and Tenant. The insurance maintained by Tenant shall be deemed to be primary insurance and any insurance maintained by Landlord shall be deemed secondary thereto.

(c)	Avoid Action Increasing Rates. Tenant shall comply with all applicable laws and ordinances, all orders and decrees of court and all requirements of other governmental authorities, and shall not, directly or indirectly, make any use of the Premises which may thereby be prohibited or be dangerous to person or property or which may jeopardize any insurance coverage or may increase the cost of insurance or require additional insurance coverage. If Tenant fails to comply with the provisions of this Section 101 and: (i) any insurance coverage is jeopardized and Tenant fails to correct such dangerous or prohibited use following notice within the applicable cure period set forth in Section 22 hereof; or (ii) insurance premiums are increased and Tenant fails, following notice, to cease such use within the applicable cure period set forth in Section 22 hereof, then in each event such failure shall constitute a Default by Tenant hereunder and Landlord shall have all of its remedies as set forth in this Lease.

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11.	FIRE OR CASUALTY

(a)	Section 7 hereof notwithstanding, if the Premises or the Building (including machinery or equipment used in its operation) shall be damaged by fire or other casualty and if such damage does not cause a termination of this Lease as described in the following sentences, then Landlord shall repair and restore the damage with reasonable promptness, subject to reasonable delays for insurance adjustments and delays caused by matters beyond Landlord’s reasonable control, but Landlord shall not be obligated to expend for repairing or restoring the damage an amount in excess of the proceeds of insurance recovered with respect to the damage. If in Landlord’s estimate the Premises cannot be restored within three hundred sixty-five (365) days from the date of such fire or casualty, then Landlord shall give notice to Tenant of such estimate within ninety (90) days after such fire or casualty and Tenant may elect in writing within sixty (60) days following the date of such notice from Landlord to terminate this Lease effective as of the date of Tenant’s notice. If any such damage: (i) renders three (3) or more floors of the Building untenantable; or (ii) renders general Building systems inoperable and such systems cannot be repaired in Landlord’s reasonable estimate within two hundred seventy (270) days from the date of such damage, or (iii) occurs within the last two (2) Lease Years, Landlord shall have the right to terminate this Lease as of the date of such damage upon giving written notice to the Tenant at any time within one hundred twenty (120) days after the date of such damage. Tenant shall have the right to terminate this Lease if the Premises are not substantially restored within two hundred seventy (270) days after a fire or casualty. Notwithstanding the foregoing, in the event Landlord elects to terminate the Lease because the casualty occurs during the last two (2) Lease Years, and Tenant elects to exercise its option to extend the Term as provided in Section 31 hereof within ten (10) days after receipt of Landlord’s notice, then, the Lease shall not be deemed to be terminated by Landlord. Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease, by virtue of any delays in completion of such repairs and restoration. Rent, however, shall abate on those portions of the Premises as are, from time to time, untenantable as a result of such damage.

(b)

Notwithstanding anything to the contrary herein set forth, Landlord shall have no duty pursuant to this Section 11 to repair or restore any portion of the Work or any other alterations, additions, installations or improvements in the Premises or the decorations thereto except to the extent that the proceeds of the insurance carried by Tenant are timely received by Landlord. If Tenant desires any other or additional repairs or restoration, and if Landlord consents thereto, it shall be done at Tenant’s sole cost and expense subject to all of the provisions of Sections 7 and 8 hereof. Tenant acknowledges that Landlord shall be entitled to the full proceeds of any insurance coverage, whether carried by Landlord or Tenant, for damage to Tenant’s Work or any other alterations, additions, installations, improvements or decorations which would become Landlord’s property upon the termination of this Lease, provided, however, insurance proceeds specifically allocated to Tenant’s

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equipment and other personal property that is not a part of the Premises shall belong to Tenant.

12.	WAIVER OF CLAIMS — INDEMNIFICATION

To the extent not prohibited by law and subject to the waiver of subrogation contained in Section 10(a), Landlord and its partners, affiliates, officers, agents, servants and employees shall not be liable for any damage either to person, property or business or resulting from the loss of use thereof sustained by Tenant or by other persons due to the Building or any part thereof or any appurtenances thereto becoming out of repair, or due to the happening of any accident or event in or about the Building, including the Premises, or due to any act or neglect of any tenant or occupant of the Building or of any other person, unless caused by the negligence or willful misconduct of Landlord or its agents, employees or contractors. This provision shall apply particularly, but not exclusively, to damage caused by gas, electricity, snow, ice, frost, steam, sewage, sewer gas or odors, fire, water or by the bursting or leaking of pipes, faucets, sprinklers, plumbing fixtures and windows, and, except as provided above, shall apply without distinction as to the person whose act or neglect was responsible for the damage and shall apply whether the damage was due to any of the causes specifically enumerated above or to some other cause of an entirely different kind. Tenant further agrees that all personal property upon the Premises, or upon loading docks, receiving and holding areas, or freight elevators of the Building, shall be at the risk of Tenant only, and that Landlord shall not be liable for any loss or damage thereto or theft thereof. Without limiting any other provisions hereof, but subject to the provisions of Section 10(a) hereof, except for liability caused by the gross negligence or willful acts of Landlord or its agents, employees or contractors, Tenant agrees to defend, protect, indemnify and save harmless Landlord and its partners, affiliates, officers, agents, servants and employees from and against all liability to third parties arising out of the use of the Premises or the acts or omissions of Tenant or its servants, agents, employees, contractors, suppliers or workers.

Except for liability caused by the negligence or willful acts or omissions of Tenant or Tenant’s partners, affiliates, officers, agents, servants or employees and subject to Section 10(a) hereof, Landlord agrees to defend, protect, indemnify and save harmless Tenant and its partners, shareholders, directors, affiliates, officers, agents, servants, contractors and employees from and against all liability to third parties arising out of negligent acts or omissions of Landlord or its servants, agents, employees, contractors, suppliers or workers.

The provisions of this Section 12 shall survive the expiration of the Term or earlier termination of this Lease or the termination of Tenant’s right to possession of the Premises.

13.	NONWAIVER

No waiver of any provision of this Lease shall be implied by any failure of either Landlord or Tenant to enforce any remedy on account of the violation of such provisions, even if such violation is continued or repeated subsequently, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the

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time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

14.	CONDEMNATION

If the Land or the Building (or a material portion of the Land or Building) shall be taken or condemned by any competent authority for any public or quasi-public use or purpose, Landlord shall have the right, exercisable at its sole discretion, to cancel this Lease upon not less than sixty (60) days notice prior to the date of cancellation designated in the notice. No money or other consideration shall be payable by Landlord to Tenant for the right of cancellation and Tenant shall have no right to share in the condemnation award or in any judgment for damages caused by such taking or condemnation. Notwithstanding the foregoing, Tenant may pursue a separate award to recover the cost of Tenant’s moving expenses and improvements to the Premises paid for by Tenant and the loss of any trade fixtures or personal property, provided that such separate award shall not reduce the award or judgment recoverable by Landlord.

15.	ASSIGNMENT AND SUBLETTING

(a)

Subject to any provisions of this Section 15 to the contrary, Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, (i) assign, convey or mortgage this Lease or any interest hereunder; (ii) permit to occur or permit to exist any assignment of this Lease, or any lien upon Tenant’s interest, voluntarily or by operation of law; (iii) sublet the Premises or any part thereof; (iv) advertise as available for sublet or assignment all or any portion of the Premises; or (v) permit the use of the Premises by any parties other than Tenant and its employees. Any such action on the part of Tenant shall be void and of no effect. There shall be no partial assignment of Tenant’s interest in this Lease. Notwithstanding anything contained herein to the contrary, Landlord shall not be deemed to have acted unreasonably in its election not to consent to any such action on the part of Tenant because (aa) a Default shall have occurred and be continuing under this Lease or Tenant shall otherwise be in default in the performance of the terms, covenants or conditions contained in this Lease, (bb) the proposed assignee or sublessee (the “Proposed Tenant”) shall be an existing tenant or occupant of the Building, (cc) such assignment or subletting shall cause Landlord to be in breach of any “exclusive use” or similar provision contained in any other lease for space in the Building (provided that such provision shall not be in conflict with the use provision set forth in the Schedule), (dd) in the reasonable judgment of Landlord, the Proposed Tenant is of a character or is engaged in a business which would be deleterious to the reputation of the Building, or the Proposed Tenant is not

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sufficiently financially responsible to perform its obligations under any such assignment or sublease, or the Proposed Tenant or any of its partners, members, shareholders, employees or affiliates, or the business conducted by any of them, could pose a security risk for the Building and/or its occupants, (ee) the portion of the Premises which Tenant proposes to sublease including the means of ingress and egress thereto and the proposed use thereof, and the remaining portion of the Premises will violate any city, state or federal law, ordinance or regulation, (ff) the Proposed Tenant is a government agency (or any subdivision thereof), (gg) the Proposed Tenant is a party with whom Landlord is then actively negotiating a lease for space in the Building, (hh) the portion of the Premises which Tenant proposes to assign or sublease does not consist of contiguous space, provided, however, that the foregoing are merely examples of the reasons for which Landlord may reasonably not consent to any such actions by Tenant and shall not be deemed exclusive of any reason ‘for reasonably making such election, whether similar or dissimilar to the foregoing examples. The term “sublease” and all words derived therefrom, as used in this Section 15 shall include any subsequent sublease or assignment of such sublease and any other interest arising under such sublease. Landlord’s consent to any assignment, subletting or transfer or Landlord’s election to accept any assignee, subtenant or transferee as the Tenant hereunder and to collect rent from such assignee, subtenant or transferee shall not release Tenant or any subsequent Tenant from any covenant or obligation under this Lease, and Tenant further expressly acknowledges and agrees that any renewal rights, expansion rights, reduction rights, rights of first offer, termination rights or limitations on Taxes or Operating Expenses shall be deemed personal to the original Tenant and shall not inure to the benefit of any assignee, subtenant or transferee taking from the original Tenant. Landlord’s consent to any assignment, subletting or transfer shall not constitute a waiver of Landlord’s right to withhold its consent to any future assignment, subletting, or transfer. Landlord may condition its consent upon execution by the subtenant or assignee of an instrument confirming such restrictions on further subleasing or assignment and joining in the waivers and indemnities made by Tenant hereunder insofar as such waivers and indemnities relate to the affected space. Without limiting the foregoing, Tenant agrees to indemnify, defend and hold Landlord and its employees, agents, their officers and partners harmless from and against any claims made by any broker or finder for a commission or fee in connection with any subleasing or assignment by Tenant or any subtenant or assignee of Tenant.

(b)	If Tenant desires the consent of Landlord to an assignment or subletting or in the event Tenant desires to assign or sublet the Premises to Permitted Assignees (as hereinafter defined) where Landlord’s consent is not required pursuant to Section 15(f) below, Tenant shall submit to Landlord, at least twenty (20) days prior to the proposed effective date of the assignment or sublease, a written notice which includes:

(i)	All documentation then available related to the proposed sublease or assignment; and

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(ii)	Sufficient information to permit Landlord to determine the identity and character of the proposed subtenant or assignee and the financial condition of the proposed assignee or subtenant.

Landlord agrees to notify Tenant as to whether Landlord consents to such assignment or sublease within twenty (20) days after receipt by Landlord of all documents required pursuant to (i) and (ii) above; provided, however, that copies of the final executed documentation must be supplied to Landlord by Tenant at least ten (10) business days prior to the effective date of such assignment or sublease and Landlord shall have an additional ten (10) business days after receipt of such revised documents, or the remainder of the original twenty (20) day period, whichever is longer, to either approve or disapprove of such assignment or sublease. If the terms of the proposed sublease or assignment change in any material respect from the terms contained in the documents previously delivered to Landlord pursuant to this subparagraph, or the identity of the sublessee or assignee changes, then Tenant shall resubmit the documentation to Landlord indicating the changes and Landlord shall have an additional twenty (20) days to either approve or disapprove of such assignment or sublease.

(c)	In addition to withholding its consent Landlord shall have the right to terminate this Lease in the event of a proposed assignment of this Lease or a proposed sublease of the entire Premises or to terminate this Lease as to that portion of the Premises which Tenant seeks to sublet, if Tenant seeks to sublease less than the entire Premises. Landlord may exercise such right to terminate by giving written notice to Tenant at any time on or before the date by which Landlord is required to consent or object to such assignment or sublease. If Landlord exercises its right to terminate, the Lease or portion thereof shall be deemed terminated effective as of, Landlord shall be entitled to recover possession of and Tenant shall surrender such portion of the Premises on the earlier of: (i) the proposed date for possession by such assignee or subtenant, or (ii) ninety (90) days after the date of Landlord’s notice of termination to Tenant. Notwithstanding the foregoing, Tenant shall have the right to rescind its request to assign the Lease or sublet the Premises within five (5) days after receipt of Landlord’s notice of recapture and upon receipt of said rescission notice, the Lease shall remain in full force and effect. Time is of the essence of this provision.

(d)

If Landlord consents to any assignment of this Lease or a sublease of the Premises, as a condition of Landlord’s consent, Tenant shall pay to Landlord any reasonable attorneys’ fees not to exceed $2,500 and expenses incurred by Landlord in connection with such assignment or sublease plus fifty percent (50%) of all Sublease Profits (as defined below) derived by Tenant from such assignment or sublease. “Sublease Profits” shall mean the entire excess (after deducting all reasonable costs of subletting) of revenues generated by the assignment of this Lease or the subleasing of the Premises over the Rent applicable thereto. All such revenues shall be applied first to reimbursement of such costs of subletting or assigning until they are paid in full. Tenant shall furnish Landlord with a sworn statement, certified by an officer of Tenant, setting

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forth in detail the computation of Sublease Profits, and Landlord, or its representatives, shall have access to the books, records and papers of Tenant in relation thereto, and to make copies thereof. If a part of the consideration for such assignment shall be payable other than in cash, the payment to Landlord shall be payable in accordance with the foregoing percentage of the cash and other non-cash considerations in such form as is reasonably satisfactory to Landlord. Such percentage of Sublease Profits shall be paid to Landlord promptly by Tenant upon Tenant’s receipt from time to time of periodic payments from such assignee or subtenant or at such other time as Tenant shall realize Sublease Profits from such assignment or sublease. If such sublease or assignment is part of a larger transaction in which other assets of Tenant are being transferred, the consideration for the assignment or sublease shall be a reasonable allocation of the total value received minus a reasonable allocation of the total expenses incurred in connection with such transaction.

(e)	If Tenant is a partnership, a withdrawal or change, whether voluntary, involuntary or by operation of law or in one or more transactions, of partners owning directly or indirectly a controlling interest in Tenant shall be deemed an assignment of this Lease and subject to the provisions of this Section 15. If Tenant is a corporation, any dissolution, merger, consolidation or other reorganization of Tenant, or the sale, transfer or redemption of a direct or indirect controlling interest in the capital stock of Tenant, in one or more transactions, shall be deemed a voluntary assignment of this Lease and subject to the provisions of this Section 15. Neither this Lease nor any interest therein nor any estate created thereby shall pass by operation of law or otherwise to any trustee, custodian or receiver in bankruptcy of Tenant or any assignee for the assignment of the benefit of creditors of Tenant.

(f)

Notwithstanding anything contained in this Section 15 to the contrary, Tenant shall have the right, upon prior written notice to Landlord but without Landlord’s consent, to assign or sublet all of the Premises to Permitted Assignees (as hereinafter defined), provided that such assignment or subletting shall not relieve Tenant of its primary responsibility for the performance of all obligations of Tenant hereunder, and in the event of an assignment to a Permitted Assignee, such Permitted Assignee assumes, pursuant to an agreement in form and substance reasonably satisfactory to Landlord, the obligations of Tenant hereunder and in the event of a sublet, such sublet is governed by a form of sublease reasonably approved in advance by Landlord. As used herein, a “Permitted Assignee” shall mean (i) any entity owned or controlled by Tenant, (ii) any entity of which Tenant is a subsidiary (on any level), (iii) any entity which is under common ownership or control with Tenant, (iv) any entity into which Tenant is merged or consolidated or which consolidates into Tenant, or (v) any entity which acquires all or substantially all of the assets or stock of Tenant, provided in each case that Landlord is reasonably satisfied with the business reputation and financial condition of such entity, it being understood that if such entity has a net worth at least equal to that of Tenant on the date hereof, the financial condition of such entity shall be deemed satisfactory to Landlord. At least ten (10) business days prior to the effective date of such assignment or

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sublease, Tenant agrees to deliver to Landlord documentation evidencing that Landlord does not have the right to consent to such transaction pursuant to this Section 15(f). Further, Tenant agrees to deliver to Landlord, within ten (10) business days prior to the effective date of such assignment or sublease, fully executed copies of the documents effectuating such assignment or sublease. Upon written request, Landlord agrees that any financial information delivered to Landlord regarding the Permitted Assignee, which is not a public company, shall be deemed to be confidential, provided, however, Landlord’s members, managers, managing agents, accountants, attorneys and lenders shall be permitted to review same. Upon request, Landlord will execute a confidentiality and nondisclosure agreement.

16.	SURRENDER OF POSSESSION

Upon the expiration of the Term or upon the termination of Tenant’s right of possession, whether by lapse of time or at the option of Landlord as herein provided, Tenant shall forthwith surrender the Premises to Landlord in good order, repair and condition, ordinary wear and damage resulting from fire or other casualty excepted. Any interest of Tenant in the alterations, improvements, installations and additions to the Premises made or paid for by Landlord or Tenant shall, without compensation to Tenant, become Landlord’s property at the termination of this Lease by lapse of time or otherwise and such alterations, improvements, installations and additions shall be relinquished to Landlord in good condition, ordinary wear excepted. Prior to the termination of the Term or of Tenant’s right of possession Tenant shall remove its office furniture, trade fixtures, office equipment and all other items of Tenant’s movable property on the Premises. Unless requested to do so by Landlord, Tenant shall not have any right to remove, any alterations, improvements, installations or additions, which shall include built-in furniture or shelves and all other attached items, excluding trade fixtures. Tenant shall pay to Landlord upon demand the cost of repairing any damage to the Premises and to the Building caused by any such removal. If Tenant fails or refuses to remove any such property from the Premises, Tenant shall be conclusively presumed to have abandoned the same, and title thereto shall thereupon pass to Landlord without any cost either by set-off, credit, allowance or otherwise, and at its option Landlord may: (i) accept the title to the property; (ii) or at Tenant’s expense remove the property or any part in any manner that Landlord shall choose, repairing any damage to the Premises caused by such removal; and store, destroy or otherwise dispose of the property without incurring liability to Tenant or any other person. Landlord expressly acknowledges and agrees that nothing contained in this Lease to the contrary shall require Tenant to remove any improvements or additions installed by or on behalf of Tenant pursuant to the Tenant Work Letter or any alterations performed by Tenant pursuant to Section 8 above (unless at the time Landlord shall approve the installation of such alterations, Landlord shall have notified Tenant in writing that such removal would be required at the expiration of the Term) or otherwise require Tenant to bring the Premises back to “raw space”. During Tenant’s move from the Premises, Tenant’s agents, contractors, mechanics and movers shall work in harmony and not interfere with Landlord’s or another tenant’s agents, contractors and mechanics. If at any time Tenant’s agents, contractors, mechanics or movers shall in the judgment of Landlord cause or threaten to cause disharmony or

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interference, Landlord shall have the right to request that such agents, contractors, mechanics or movers immediately leave the Premises and Building.

17.	HOLDING OVER

During each month or portion thereof for which Tenant shall retain possession of the Premises or any portion thereof after the expiration or termination of the Term or of Tenant’s right of possession, whether by lapse of time or otherwise, Tenant shall pay to Landlord an amount as Rent equal to (i) 150% of one-twelfth of the Base Rent and 150% of one-twelfth of the Additional Rent paid by Tenant during the previous Lease Year for all of the Premises (regardless of whether Tenant retains possession of all or only a portion of the Premises) for the first thirty (30) days Tenant so retains possession of the Premises (regardless of whether Tenant retains possession of the Premises or a portion thereof for all or only a portion of such month) and (ii) commencing on the 31st day of the holdover, 200% of one-twelfth of the Base Rent and 200% of one-twelfth of the Additional Rent paid by Tenant during the previous Lease Year for all of the Premises (regardless of whether Tenant retains possession of all or only a portion of the Premises). Tenant shall also pay all damages sustained by Landlord on account of such holding over. The provisions of this Section 17 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law.

18.	ESTOPPEL CERTIFICATE

Tenant agrees, that, from time to time upon not less than ten (10) business days’ prior request by Landlord, Tenant, or Tenant’s duly authorized representative having actual knowledge of the following facts, will deliver to Landlord a statement in writing certifying: (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, a description of such modifications and that the Lease as modified is in full force and effect); (ii) the dates to which Rent and other charges have been paid; (iii) that, to Tenant’s knowledge, the Landlord is not in default under any provision of this Lease, or, if in default, the nature thereof in detail; and (iv) such further matters as are set forth on the form of estoppel certificate attached hereto as Exhibit D and made a part hereof, or as may be reasonably requested by Landlord, it being intended that any such statement may be relied upon by any mortgagees or prospective mortgagees, or any prospective assignee of any Mortgagee, or any prospective and/or subsequent purchaser or transferee of all or a part of Landlord’s interest in the Land and/or Building. Tenant shall execute and deliver whatever instruments may be required for such purposes within ten (10) business days following Landlord’s request therefore.

19.	OBLIGATIONS TO MORTGAGEES

(a)

Subordination. This Lease is subject and subordinate to the lien of any mortgages or trust deeds now and hereafter in force against the Land or Building and to all renewals, extensions, modifications, consolidation and replacements thereof. At Landlord’s request (and after consent from any prior mortgagee or lessor if Tenant has agreed not to so subordinate without such consent), Tenant shall execute such further instruments or assurances as Landlord may deem necessary to evidence, confirm or effectuate such subordination of this Lease

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thereto or, if requested, to make Tenant’s interest in this Lease superior thereto. If any mortgage shall be foreclosed or property encumbered thereby is transferred in lieu of foreclosure, or if any such future ground or improvements lease or underlying lease is terminated: (i) the liability of the mortgagee, trustee, transferee, purchaser at such foreclosure sale or ground lessor or improvements lessor and the liability of a subsequent owner (all of the foregoing parties are collectively referred to as “Mortgagee”) shall exist only with respect to the period during which the Mortgagee is the owner of the Land or Building and the Mortgagee shall be released from any further liability upon its transfer of ownership; and (ii) the Mortgagee shall not have any liability whatsoever for the acts of the Landlord prior to any such transfer nor any liability for any deposits made by Tenant hereunder unless Mortgagee has received such deposits; and (iii) Tenant hereby agrees to attorn to and recognize as Landlord, Mortgagee and, upon request of the Mortgagee, will execute such instruments as may be required by said Mortgagee. Landlord represents and warrants to Tenant that, as of the date of this Lease, Landlord is not in default under the terms and conditions of any mortgage, deed of trust or ground lease affecting the Property and, to Landlord’s actual knowledge, no event has occurred which would constitute a default under any mortgage, deed of trust or ground lease affecting the Property, either upon service of notice or passage of time.

(b)	Notice to Landlord and Mortgagee. If any act or omission by Landlord would give Tenant the right to damages from Landlord or any rights with respect to this Lease, Tenant will not sue for such damages or exercise any such rights until (i) it shall have given written notice of the act or omission to Landlord and to the holder(s) of the indebtedness or other obligations secured by any mortgage or deed of trust affecting the Premises or of any ground or underlying lease, if the name and address of such holder(s) have been furnished to Tenant; and (ii) a reasonable period of time (in light both of the time required to cure the act or omission and the effect of the act or omission on Tenant’s business operations in the Premises) to cure the act or omission has elapsed following the giving of the notice, during which time Landlord and such holder(s), or either of them, their agents or employees, will be entitled to enter upon the Premises and do therein whatever may be necessary to cure the act or omission.

20.	CERTAIN RIGHTS RESERVED BY LANDLORD

Landlord shall have the following rights, each of which Landlord may exercise without notice to Tenant (but subject to maintaining access to the Premises as described in subparagraph (iii) below), and without liability to Tenant for damage or injury to property, person or business on account of the exercise thereof, and the exercise of any such rights shall not be deemed to constitute an eviction or disturbance of Tenant’s use or possession of the Premises and shall not give rise to any claim for set-off or abatement of rent or any other claim:

(i)	To change the name or street address of the Building.

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(ii)	To install, affix and maintain any and all signs on the exterior or interior of the Building.

(iii)	To decorate or to make repairs, alterations, additions, installations or improvements, whether structural or otherwise, in and about the Building, or any part thereof, and for such purposes to enter upon the Premises during business hours and after 48 hours notice, and during the continuance of any of said work, to temporarily close doors, entryways, public space and corridors in the Building and to interrupt or temporarily suspend services or use of facilities, all without affecting any of Tenant’s obligations hereunder, so long as the Premises are reasonably accessible and usable by Tenant, and Landlord provides the services required hereunder.

(iv)	To furnish door keys, magnetic cards or electronic access systems for the entry door(s) in the Premises at the commencement of the Lease and to retain at all times, and to use in appropriate instances, keys or access cards to all doors within and into the Premises. Tenant agrees to purchase only from Landlord additional keys and access cards as required, to change no locks, and not to affix locks on doors without the prior written consent of Landlord. Notwithstanding the provisions for Landlord’s access to the Premises, Tenant relieves and releases Landlord of all responsibility arising out of theft, robbery, pilferage and personal assault, excluding gross negligence or willful misconduct of Landlord or its agents. Upon the expiration of the Term or Tenant’s right to possession, Tenant shall return all keys and access cards to Landlord and shall disclose to Landlord the combination of any safes, cabinets or vaults left in the Premises.

(v)	To designate and approve all window coverings used in the Building, including, without limitation, solar window coverings.

(vi)	To approve the weight, size and location of safes, vaults, vertical files and other heavy equipment and articles in and about the Premises and the Building so as not to exceed the legal live load per square foot designated by the structural engineers for the Building, and to require all such items and furniture and similar items to be moved into or out of the Building and Premises only at such times and in such manner as Landlord shall direct in writing. Tenant shall not install or operate machinery or any mechanical devices of any nature not directly related to Tenant’s ordinary use of the Premises without the prior written consent of Landlord. Movements of Tenant’s property into or out of the Building or Premises and within the Building are entirely at the risk and responsibility of Tenant, and Landlord reserves the right to require permits before allowing any property to be moved into or out of the Building or Premises.

(vii)	To establish reasonable controls for the purpose of regulating all property and packages, both personal and otherwise, to be moved into or out of the

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Building and Premises and all persons using the Building after normal office hours.

(viii)	To regulate in a reasonable manner delivery and service of supplies and the usage of the loading docks, receiving areas and freight elevators.

(ix)	To show the Premises to prospective tenants, lien holders and purchasers at reasonable times and during business hours.

(x)	To enter the Premises at any reasonable time to inspect the Premises.

(xi)	To grant to any person or to reserve unto itself the exclusive right to conduct any business or render any service in the Building. If Landlord elects to make available to tenants in the Building any services or supplies, or arranges a master contract therefore, Tenant agrees to obtain its requirements, if any, therefore from Landlord or under any such contract, provided that the charges therefore are reasonable, and that the services contracted for are similar to those provided in other buildings in downtown Chicago.

21.	RULES AND REGULATIONS

Tenant agrees to observe the rules and regulations for the Building attached hereto as Exhibit C and made a part hereof. Landlord shall have the right from time to time to prescribe additional rules and regulations for general application to all office tenants which, in its reasonable judgment, may be desirable for the use, entry, operation and management of the Premises and Building, each of which rules and regulations and any amendments thereto shall become a part of this Lease. Tenant shall comply with all of the rules and regulations; provided, however, that the rules and regulations shall not contradict or abrogate any right or privilege herein expressly granted to Tenant. Landlord shall use commercially reasonable efforts to enforce the rules and regulations against the tenants in the Building on a uniform basis.

22.	DEFAULT AND LANDLORD’S REMEDIES

(a)

Default. Any one or more of the following events shall be a default (“Default”) under this Lease: (i) If Tenant does not pay the Rent or any installment thereof or does not pay any other sum required to be paid by Tenant under this Lease or under the terms of any other agreement between Landlord (or Landlord’s predecessors in title) and Tenant and such default shall continue for five (5) days after written notice to Tenant; or (ii) if Tenant fails to observe or perform any of the other covenants or conditions in this Lease which Tenant is required to observe and perform and such default shall continue for twenty (20) days after written notice to Tenant, provided, however, if such default does not involve a hazardous condition and is susceptible to cure but cannot, by the use of reasonable efforts, be cured within twenty (20) days, Landlord shall not exercise any of its remedies hereunder if and so long as (a) Tenant shall have commenced to cure such default within twenty (20) days and (b) Tenant shall thereafter continuously

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and diligently proceed to cure such default in a manner reasonably satisfactory to Landlord, and (c) such default shall be cured within sixty (60) days of such notice to Tenant; or (iii) if a default is made in the performance by Tenant of any covenant of this Lease which involves a hazardous condition and is not cured by Tenant immediately upon written notice to Tenant; or (iv) if the interest of Tenant in this Lease shall be levied on under execution or other legal process; or (v) if any voluntary petition in bankruptcy or for corporate reorganization or any similar relief shall be filed by Tenant; or (vi) if any involuntary petition in bankruptcy shall be filed against Tenant under any federal or state bankruptcy or insolvency act and shall not have been dismissed within ninety (90) days from the filing thereof; or (vii) if a receiver shall be appointed for Tenant or any of the property of Tenant by any court and such receiver shall not have been dismissed within ninety (90) days from the date of his appointment; or (viii) if Tenant shall make an assignment for the benefit of creditors; or (ix) if Tenant shall admit in writing Tenant’s inability to meet Tenant’s debts as they mature; or (x) if Tenant fails to replenish the Security Deposit as provided in Section 29 hereof.

(b)	Landlord’s Remedies. If a Default occurs, Landlord may, at its sole option, with or without further notice or demand of any kind to Tenant or any other person, have any one or more of the following described remedies in addition to all other rights and remedies provided at law or in equity or elsewhere herein (provided that Landlord shall use such efforts as are required by law to mitigate any damages resulting from such Default):

(i)

Terminate this Lease and the Term created hereby and immediately, repossess the Premises. If Landlord does terminate this Lease and repossess the Premises, Landlord shall be entitled to immediately recover, in addition to any other sums or damages for which Tenant may be liable to Landlord, as damages a sum of money equal to the greater of: (1) the excess of the present value of the Rent provided to be paid by Tenant for the balance of the Term (disregarding any unexpired period of initial Rent abatement) over the present value of the anticipated fair market rent for the Premises (computed based upon the yield on U.S. Treasury obligations having a maturity closest to the Termination Date) that could be achieved for said period, after deduction of all anticipated expenses of reletting, including, without limitation, all allowances, abatements, construction costs, brokerage commissions and tenant concessions likely to be required under then-existing market conditions; or (2) the unamortized portion of any rent abatements, allowances, construction costs, brokerage commissions and other costs incurred by Landlord in connection with this Lease, as amortized on a straight-line basis with interest on the unamortized amount at twelve percent (12%) per annum over the initial Term during which Base Rent is payable. Should the present value of the anticipated fair market rent for the Premises, after deduction of all anticipated expenses of reletting, that could be achieved for the balance of the Term exceed the present value of the Rent provided to be paid by Tenant for the balance of the Term, Landlord shall have no

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obligation to pay to Tenant the excess or any part thereof or to credit such excess or any part thereof against any other sums or damages for which Tenant may be liable to Landlord.

(ii)	Landlord may terminate Tenant’s right of possession and may repossess the Premises by forcible entry and detainer suit, by taking peaceful possession or otherwise, without terminating this Lease. If Landlord terminates Tenant’s right of possession without terminating this Lease, Landlord shall take reasonable measures to the extent required by law, to relet the same for the account of Tenant, for such rent and upon such terms as shall be reasonably satisfactory to Landlord. Reasonable measures shall not obligate Landlord to show the Premises before showing other space in the Building to a prospective tenant. For the purpose of such reletting, Landlord is authorized to decorate, repair, remodel or alter the Premises and to relet the Premises at such rental rate (which may be higher than the rental rate then applicable under this Lease), as Landlord reasonably determines to be necessary to maximize the effective rent on reletting. If Landlord shall fail to relet the Premises, Tenant shall pay to Landlord as damages the amount of the Rent reserved in this Lease for the balance of the Term as due hereunder. If the Premises are relet and a sufficient sum shall not be realized from such reletting after paying all of the costs and expenses of all decoration, repairs, remodeling, alterations, installations and additions and the expenses of such reletting (including all allowances, abatements and other tenant concessions required under then-existing market conditions), to satisfy the Rent provided for in this Lease, Tenant shall satisfy and pay the same upon demand therefore from time to time. Tenant shall not be entitled to any rents received by Landlord in excess of the Rent provided for in this Lease. Tenant agrees that Landlord may file suit to recover any sums falling due under the terms of this Section 22 from time to time and that no suit or recovery of any portion due Landlord hereunder shall be any defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord.

(c)	Jury Trial Waiver. Tenant hereby waives its rights to a trial by jury in any action or proceeding based upon or related to the subject matter of this Lease and the business relationship that is being established. This waiver is knowingly, intentionally and voluntarily made by Tenant and Tenant acknowledges neither Landlord nor any person acting on behalf of Landlord has made any representations of fact to include this waiver of trial by jury or has taken any actions which in any way modify or nullify its effect. Tenant acknowledges that this waiver is a material inducement to enter into this Lease and that Landlord has already relied on this waiver in entering into this Lease and that Landlord will continue to rely on this waiver in its future dealings with Tenant. Tenant further acknowledges that it has been represented (or has had the opportunity to be represented) in the signing of this Lease and in the making of this waiver by independent legal counsel.

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23.	EXPENSES OF ENFORCEMENT

Tenant shall pay upon demand all Landlord’s reasonable costs, charges and expenses including the reasonable fees and out-of-pocket expenses of counsel (including in-house attorneys), agents and others retained by Landlord incurred in enforcing Tenant’s obligations hereunder.

24.	COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof.

25.	REAL ESTATE BROKER

Each party represents that it has dealt with (and only with) the Broker(s) specified in Item 9 of the Schedule as broker in connection with this Lease, and that insofar as such party knows, no other brokers negotiated this Lease or are entitled to any commissions in connection therewith. Each party agrees to indemnify, defend and hold the other and its employees, agents, their officers and partners, harmless from and against any claims resulting from a breach of the foregoing representation.

26.	MISCELLANEOUS

(a)	Rights Cumulative. All rights and remedies of Landlord under this Lease shall be cumulative and none shall exclude any other rights and remedies allowed by law.

(b)	Interest. All payments becoming due under this Lease and remaining unpaid when due shall bear interest until paid at the greater of (i) twelve percent (12%) per annum or (ii) four percent (4%) per annum above the Prime Rate (as such term is defined in Section 3(a)(ii)D hereof).

(c)	Terms. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. Tenant acknowledges that “Rentable Area” as used in this Lease includes a portion of the common and service areas of the Building. Landlord makes no representation or warranty as to the rentable or usable square footage of the Premises, and Tenant agrees that Landlord’s determination of the Rentable Area of the Premises and Tenant’s Proportionate Share shall be conclusive and binding upon Tenant absent manifest error.

(d)	Binding Effect. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of

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Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Section 15 hereof.

(e)	Lease Contains All Terms. All of the representations and obligations of Landlord and Tenant are contained herein and in the Work Letter and other Exhibits attached hereto, and no modification, waiver or amendment of this Lease or of any of its conditions or provisions shall be binding upon the Landlord or Tenant unless in writing signed by such party or by a duly authorized agent of such party empowered by a written authority signed by such party.

(f)	Delivery for Examination. Submission of the Lease for examination shall not bind Landlord in any manner, and no Lease or obligations of the Landlord shall arise until this instrument is signed by both Landlord and Tenant and delivery is made to each.

(g)	No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.

(h)	Modification of Lease. If (i) any lender requires, as a condition to its lending funds the repayment of which is to be secured by a mortgage or trust deed on the Land and Building or either, or (ii) the fee owner of the Land requires, as a condition to entering into a ground lease with Landlord or a lease of the entire Building with Landlord, that certain modifications be made to this Lease, which modifications will not require Tenant to pay any additional amounts or otherwise change materially the rights or obligations of Tenant hereunder, Tenant shall, upon Landlord’s request, execute appropriate instruments effecting such modifications.

(i)	Transfer of Landlord’s Interest. Tenant agrees that Landlord has the right to transfer its interest in the Land and Building and in this Lease, including the security deposit delivered by Tenant to Landlord hereunder. If such a transfer occurs, and the security deposit is assigned to the transferee, Landlord shall automatically be released from all liability under this Lease arising after the date of such transfer and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder arising after the date of such transfer. Tenant further acknowledges that the Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

(j)	Landlord’s Title. Nothing herein contained shall empower Tenant to commit or engage in any act which can, shall or may encumber the estate of Landlord.

(k)	Prohibition Against Recording. Neither this Lease, nor the Subordination, Non-Disturbance and Attornment Agreement, nor any memorandum, affidavit or

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other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord’s election.

(l)	Captions. The captions of Sections, Subsections, Paragraphs and Subparagraphs are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Sections, Subsections, Paragraphs or Subparagraphs.

(m)	Covenants and Conditions. All of the covenants of Tenant hereunder shall be deemed and construed to be “conditions,” if Landlord so elects, as well as “covenants” as though the words specifically expressing or importing covenants and conditions were used in each separate instance.

(n)	Only Landlord/Tenant Relationship. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

(o)	Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease (regardless of Tenant’s designation of such payments) to satisfy any obligations of Tenant hereunder, in such order and amounts, as Landlord in its sole discretion, may elect.

(p)	Definition of Landlord. All indemnities of Tenant contained herein which inure to the benefit of Landlord shall be construed to also inure to the benefit of (i) Landlord’s beneficiaries if Landlord is a trust, (ii) Landlord’s partners if Landlord is a partnership, (iii) Landlord’s shareholders, officers and directors if Landlord is a corporation, and (iv) Landlord’s members and managers if Landlord is a limited liability company, (v) any current or future mortgagees of the Land and/or Building, (vi) the successors and assigns of any of the foregoing, and (vii) the respective beneficiaries, shareholders, directors, officers, partners, agents and employees, agents, managers, affiliates and employees of any persons mentioned in clauses (i) through (vi) above.

(q)	Time of Essence. Time is of the essence of this Lease and each of its provisions.

(r)	Governing Law. Interpretation of this Lease shall be governed by the laws of the State of Illinois.

(s)

Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease (or the application of such term, provision or condition to persons or circumstances other than those in respect to which it is invalid or unenforceable) shall not be affected thereby, and each and every other term, provision and condition of this

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Lease shall be valid and enforceable to the fullest extent possible permitted by law.

27.	NOTICES

(a)	All notices to be given under this Lease shall be in writing and delivered either (i) personally upon an officer of Landlord or Tenant, as the case may be, or (ii) by depositing such notice in the United States mail, certified or registered mail with return receipt requested, postage prepaid, or (iii) via reputable overnight air courier service (such as Federal Express or Airborne) and in every case addressed as set forth in the Schedule or if no address for Tenant is inserted in the Schedule, addressed to Tenant at Tenant’s present address, and, after occupancy of the Premises by Tenant, to Tenant at 233 South Wacker Drive, Chicago, Illinois 60606.

(b)	Notice via personal service shall be deemed to have been given when actually delivered. Notice given by certified or registered mail shall be deemed to have been given on the second business day after the date that the notice is deposited into the mail postage prepaid. Notice given via air courier shall be deemed given one (1) business day after it is accepted by said courier for next day delivery.

(c)	Either Landlord or Tenant may change the location at which it receives notices to another location within the United States of America upon not less than ten (10) days notice to the other pursuant to this Section 27.

28.	LIMITATION OF LIABILITY

Tenant, and any person claiming an interest in the Premises through or under Tenant, each agree to look solely to the interests of Landlord, from time to time in the Land and Building and any proceeds therefrom, and no judgments against such persons may be satisfied out of any other assets. In no event shall Landlord, (or any of its members, officers, directors, agents, advisors, managers, members, shareholders, partners, beneficiaries, affiliates or successors and assigns) ever have any personal liability for any covenant, agreement, obligation, warranty, representation, indemnity or undertaking under this Lease or otherwise or be answerable or liable in any equitable, judicial or administrative proceeding or order. Nothing contained herein shall, however, prevent Tenant from exercising its rights or remedies under law or this Lease on account of any breach or default by Landlord as against Landlord’s interests in the Land and Building (or either of them), the other assets of Landlord or to terminate this Lease.

29.	SECURITY DEPOSIT

(a)

Landlord’s obligations and Tenant’s rights hereunder are expressly conditioned upon Tenant depositing, concurrently with Tenant’s execution hereof, $25,981.67 as the Security Deposit specified in Item 7 of the Schedule, as security for the prompt, full and faithful performance by Tenant of each and every provision of this Lease and of all obligations of Tenant hereunder; such Security Deposit may be in the form of cash or a Letter of Credit (as defined in subparagraph (b)

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below), or a combination thereof, so long as the Security Deposit aggregates the Security Deposit Amount (as defined in subparagraph (b) below).

(b)	The term “Letter of Credit” as used herein shall mean an irrevocable, unconditional letter of credit, in form and substance acceptable to Landlord in Landlord’s sole judgment, expiring no earlier than April 30, 2016 in the amount of the Security Deposit Amount (or such lesser amount if part of the Security Deposit is cash) issued by a national bank acceptable to Landlord, in Landlord’s sole judgment, which Letter of Credit (i) shall be payable to Landlord upon demand made pursuant to presentation of an unconditional sight draft without accompanying certificate and (ii) shall be renewed as hereafter provided in subparagraph (d) below. The term “Security Deposit Amount” as used herein shall mean $25,981.67.

(c)	If Tenant fails to perform any of its obligations hereunder, Landlord may use, apply or retain the whole or any part of the Security Deposit for the payment of: (i) any Rent or other sums of money which Tenant may not have paid when due; (ii) any sum expended by Landlord on behalf of Tenant in accordance with the provisions of this Lease; or (iii) any sum which Landlord may expend or be required to expend by reason of a Default by Tenant, including, without limitation, any damage or deficiency in or from the reletting of the Premises as provided in Section 22 hereof. The use, application or retention of the Security Deposit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by law (it being intended that Landlord shall not first be required to proceed against the Security Deposit) and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. If any portion of the Security Deposit is used, applied or retained by Landlord for the purposes set forth above, Tenant agrees, within ten (10) days after the written demand therefore is made by Landlord, to deposit cash with Landlord or reinstate the Letter of Credit in an amount sufficient to restore the Security Deposit to its original amount or reinstate the Letter of Credit.

(d)	No later than thirty (30) days prior to the expiration of any Letter of Credit then deposited hereunder, Tenant shall deliver to Landlord a new Letter of Credit expiring not earlier than one (1) year from the expiration of the prior Letter of Credit and meeting all of the other requirements set forth herein or an amendment to the existing Letter of Credit extending the maturity date thereof for one (1) year. In the event Tenant fails to timely provide such substitute Letter of Credit or amendment to the existing Letter of Credit, Landlord shall be entitled to draw the full amount of the existing Letter of Credit.

(e)

If Tenant shall fully and faithfully comply with all of the provisions of this Lease, the Security Deposit, or any balance thereof, shall be returned to Tenant without interest after the expiration of the Term or upon any later date after which Tenant has vacated the Premises, and following the payment by Tenant of any deficiency owed by Tenant with respect to the Expense Adjustment Amount or the Tax Adjustment Amount for the final Lease Year hereof following the reconciliation thereof in accordance with Sections 3(b) and 3(d) hereof. In the absence of

38

evidence satisfactory to Landlord of any permitted assignment of the right to receive the Security Deposit, or of the remaining balance thereof, Landlord may return the same to the original Tenant, regardless of one or more assignments of Tenant’s interest in this Lease or the Security Deposit. In such event, upon the return of the Security Deposit, or the remaining balance thereof to the original Tenant, Landlord shall be completely relieved of liability under this Section 29 or otherwise with respect to the Security Deposit.

(f)	Tenant acknowledges that Landlord has the right to transfer or mortgage its interest in the Land and the Building and in this Lease and Tenant agrees that if such a transfer or mortgage occurs, Landlord shall have the right to transfer or assign the Security Deposit to the transferee or mortgagee. Upon such transfer or assignment, and acceptance thereof by such transferee or mortgagee, Landlord shall thereby be released by Tenant from all liability or obligation for the return of such Security Deposit and Tenant shall look solely to such transferee or mortgagee for the return of the Security Deposit.

30.	RIGHT OF FIRST OFFER

Subject to the pre-existing rights of Federal Insurance (Chubb) and Landlord’s right to retain Williams Lea as a tenant on the 48th floor of the Building, if any space becomes available for leasing to tenants not then occupying space in the Building on the forty-eighth (48th) Floor of the Building, and if Tenant is not then in Default hereunder, then Landlord shall not lease such space to any party without first giving Tenant (i) notice of the availability of such space which shall include a description of the space, the proposed term and rental rate (including escalations, if any), abatements and allowances, if any, and other economic concessions that Landlord believes that it would agree to with respect to such space (the “Offered Terms”) and (ii) five (5) days after the date of such notice in which to commit in writing to lease such space on the Offered Terms for the remainder of Term, taking into account any modifications in such Offered Terms required by the fact that the remaining Term may be longer or shorter than that proposed by Landlord, and otherwise on the terms, covenants and conditions contained in this Lease. If Tenant fails, refuses or is otherwise unable to commit to such a lease within the 5-day period, Landlord shall have the right to lease the space to any third party or parties on such terms as are acceptable to Landlord, subject to Tenant’s Expansion Option(s) hereunder, if any.

31.	TENANT’S OPTION TO RENEW

(a)

Tenant is hereby granted one (1), five (5) year option (the “Renewal Option”) to renew the Lease, and such Renewal Option shall be for a term of five (5) years (“Extended Term”). If Tenant desires to exercise the Renewal Option, it shall so notify the Landlord, in writing, not later than the first day of the twelfth (12th) month prior to the expiration date of the Term. The Extended Term shall be governed by the same terms and provisions of the original Term, except Base Rent during the first year of the Extended Term shall be equal to the Market Rent, as defined herein below. Such notice shall only be effective if delivered at a time when the Tenant is not in Default under this Lease beyond any applicable notice and cure period. Within thirty (30) days following Tenant’s notice of its exercise

39

of a Renewal Option, Landlord shall provide a proposal to Tenant setting forth Landlord’s good faith determination of market rent for purposes of the Extended Term (“Market Rent”). Upon receipt by Tenant of such proposal from Landlord, Tenant may accept or reject the proposal within seven (7) business days after receipt thereof. In the event Tenant rejects the proposal, Landlord and Tenant shall negotiate in good faith for a period often (10) days. If the parties reach agreement, then at the request of either party hereto and within ten (10) days after such request, the parties shall enter into a written amendment to this Lease confirming the Market Rent and other provisions applicable to the Extended Term, as determined in accordance with the provisions of this Section 31, but a failure to so document the extension shall not be deemed to terminate or otherwise modify Tenant’s rights pursuant to this Section 31.

(b)	In the event Landlord and Tenant are unable to agree as to what constitutes the Market Rent for purposes of Tenant’s Renewal Option contained in this Section 31, then within seven (7) business days following the expiration of the ten (10) day period, either party may submit such dispute to be settled by arbitration in accordance with the provision of Section 36 of this Lease, and upon completion of the arbitration procedure, the parties shall execute an amendment to the Lease to confirm such determination of the Market Rent and any other provisions applicable to the Extended Term.

(c)	Time is of the essence with respect to the provisions of this Section 31. Tenant’s Renewal Option shall expire and become null and void if it is not exercised by Tenant in a timely manner. In the event Tenant does not reject Landlord’s proposal of Market Rent as set forth in Section 31 (a) above, Tenant shall be deemed to have accepted Landlord’s calculation of Market Rent.

(d)	Tenant’s exercise of its Renewal Option shall become null and void if Tenant is in Default (after expiration of applicable notice and cure periods) under this Lease at the time of the commencement of the Extended Term.

32.	SUBSTITUTION OF PREMISES

(a)

Landlord may, at any time Landlord desires to lease the entire 48th floor to another tenant, and upon not less than one hundred twenty (120) days prior written notice (“Relocation Notice”) to Tenant, substitute for the Premises other premises in the Building which premises shall be located on the 35th floor or above in the Building (herein referred to as the “New Premises”). The New Premises shall be approximately the same size as the Premises and if the New Premises are larger, Tenant will not be obligated to pay any increase in Base Rent or Additional Rent. The New Premises will have a similar number of perimeter windows, a similar number of offices and shall have a similar amount of open office area. The New Premises shall be delivered to Tenant in its “as-is” condition, provided, however, Landlord, at Landlord’s cost shall paint the New Premises and install building standard carpeting. Landlord shall reimburse Tenant for the reasonable costs incurred by Tenant to relocate to the New Premises, including the costs and fees incurred to pay for a consultant or

40

employee to relocate Tenant’s computer system, which costs shall be substantiated by Tenant by delivering to Landlord copies of cancelled checks and paid invoices. Tenant shall vacate the Premises and move into the New Premises no later than one hundred twenty (120) days after receipt of the Relocation Notice (the “Effective Relocation Date”). Rent shall be payable at the same rental rate, and subject to the same escalations, as are set forth in the Lease. Landlord and Tenant will execute an amendment to this Lease to reflect, inter alia, (i) that the Premises shall be deemed to be the New Premises, (ii) any change in the rentable square footage of the Premises, (iii) any decrease in the Base Rent due to any reduction in the rentable square footage of the Premises and (iv) any decrease in Tenant’s Proportionate Share of Expenses and Taxes due to any reduction in the rentable square footage of the Premises.

(b)	Notwithstanding anything herein to the contrary, Tenant shall have the right to terminate this Lease within sixty (60) days after receipt of the Relocation Notice, and Tenant shall vacate the Premises no later than one hundred twenty (120) days after receipt of the Relocation Notice. In the event Tenant does not vacate the Premises within said time period, then the terms and provisions of Section 17 and all other remedy provisions available to Landlord hereunder shall control.

33.	PATRIOT ACT

As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that: (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) neither Tenant (nor any person, group, entity or nation which owns or controls Tenant, directly or indirectly) has conducted or will conduct business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including without limitation any assignment of this Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person. In connection with the foregoing, is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties shall be deemed a default by Tenant under Section 22 of this Lease and shall be covered by the indemnity provisions of Section 12 above, and (y) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease.

34.	SIGNS

Tenant shall be permitted to install Building standard signage at the entrance to its Premises on the 48th floor. Presently, there is no tenant directory in the Building.

41

However, Tenant shall have the right at no cost to Tenant to have its name included on any future tenant directory installed in the Building.

35.	PARKING

Subject to availability from time to time, Landlord will make available to Tenant or to any of Tenant’s partners, equity interest holders or employees designated from time to time by Tenant during the Term of this Lease parking spaces in the garage located in the Building and in the parking garage located at the southeast corner of Franklin and Adams (“Franklin Street Garage”). There is no obligation on Tenant to lease any of the spaces and no obligation on Landlord to have reserved or non-reserved parking spaces available for Tenant. If Tenant or any of Tenant’s partners, equity interest holders or employees designated by Tenant elects (“Designated User”) to use any or all of said spaces, Tenant or such Designated User shall pay for the use of said spaces at the prevailing parking rates established by Landlord from time to time during the Term. As of the date hereof, prevailing parking rates are $490 per month for reserved spaces and $390 per month for non-reserved spaces in the Building’s garage and $375 per month for unreserved spaces in the Franklin Street Garage.

36.	ARBITRATION

(a)	If Tenant disagrees with Landlord’s determination of Market Rent and notifies Landlord in writing as set forth in Section 31 above, and if the parties cannot agree on the Market Rent within the time period set forth in Section 31 above, then such dispute shall be determined by arbitration as hereinafter provided. Landlord and Tenant will each select an arbitrator who shall be disinterested and shall be a person that has been actively engaged in the development or leasing of first-class retail space in the downtown Chicago area for a period not less than seven (7) years immediately preceding his or her appointment. Landlord and Tenant shall each simultaneously submit to the arbitrators a determination of Market Rent. (If no submittal is made, the parties shall be deemed to have submitted their original determinations.) The arbitrators shall be directed as promptly as possible to select from the two determinations submitted by Landlord and Tenant the one that is closer to the Market Rent as determined by the arbitrators, and said selection shall thereafter be deemed the Market Rent. If the two arbitrators so appointed fail to agree as to which of the determinations submitted by Landlord and Tenant is closest to the actual Market Rent, the two arbitrators shall appoint a third arbitrator, using the criteria described above, to decide upon which of the two determinations submitted is closest to the actual Market Rent. If no determination is made prior to the date for commencement of payment of rent for which Market Rent must be determined, then Landlord’s determination shall be used until the arbitration is completed. If Tenant’s determination is later selected, Landlord shall refund any overpayments to Tenant. The arbitrators’ decision shall be binding on Landlord and Tenant.

(b)	Landlord and Tenant, respectively, shall pay the fees and out-of-pocket expenses of any individual appointed as arbitrator hereunder by Landlord and Tenant, respectively, and Landlord and Tenant shall each pay one-half (1/2) of the fees and out-of-pocket expenses of any third arbitrator appointed pursuant to Section 36(a) above.

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IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written.

LANDLORD:

233 S. WACKER LLC,
a Delaware limited liability company

By:
Its: Vice President

TENANT:

TRADESTATION SECURITIES, INC., a Florida corporation

By:
Its

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EXHIBIT A

FLOOR PLAN OF PREMISES

PREMISES
11,135 R.S.F.

Willis Tower

MAJOR VERT. PENETRATION	AVAILABLE AREA
FLOOR COMMON	LEASED AREA
ASSIGNED CORRIDOR	
BUILDING COMMON	SUITE 0000 ENCUMBERED SUITE

N

233 S Wacker

374.25

48
FLOOR

June 2, 2010

m|a|s|a architects and planners 1144 west fulton street, chicago, il 60607 312.733.6772 tel 312.733.7725 fax

A-1

EXHIBIT B

TENANT WORK LETTER

This is the Tenant Work Letter referred to in the Lease of even date herewith (the “Lease”) wherein TradeStation Securities, Inc., a Florida corporation (“Tenant”), has agreed to lease certain space from 233 S. Wacker LLC, a Delaware limited liability company (“Landlord”), at 233 South Wacker Drive, Chicago, Illinois. Unless otherwise defined herein, all capitalized terms used herein shall have the respective meanings assigned to them in the Lease.

1.	Landlord’s Work

(a)	Landlord shall have no obligation or duty to perform any work under this Lease.

2.	Tenant’s Work

(a)	Tenant shall provide the construction material, hardware and equipment and the labor to construct and install the improvements to the Premises described in the Plans (as that term is hereinafter described). The material, hardware and equipment as incorporated into the Premises pursuant to the Plans are herein collectively referred to as the “Tenant’s Work”. Subject to the provisions of this Work Letter, Tenant shall proceed diligently to cause the Tenant’s Work approved by Landlord to be completed in accordance with the terms and conditions of the Lease and this Work Letter. Notwithstanding anything contained herein to the contrary, Tenant’s Work in all events shall include the Building Standard material, hardware and equipment described on, and Tenant shall otherwise comply with, Schedule B-1 attached hereto.

(b)	All work shall be performed by union employees.

(c)	Tenant shall diligently prosecute an application for a building permit for Tenant’s Work.

(d)	Tenant agrees to cause its interior space planner, who shall be approved by Landlord in its sole discretion (the “Interior Space Planner”), to deliver to Landlord, preliminary space plans for the Premises, which preliminary space plans shall include the following information: (1) layout; (2) identification of ceiling types; (3) identification of flooring types; and (4) general information in the form of outline specifications for all proposed millwork, electrical, mechanical, fire protection, communication technology systems and plumbing requirements. Such preliminary space plans are herein referred to as the “Preliminary Space Plans”. The Preliminary Space Plans are subject to Landlord’s review and approval. Upon receipt of a complete set of the Preliminary Space Plans Landlord will review the same and shall submit written comments to Tenant within seven (7) business days. Tenant shall cause the Preliminary Space Plans to be revised to incorporate Landlord’s comments.

(e)	Tenant shall deliver to Landlord architectural design development plans and specifications (the “Architectural Design Plans”) for the Work to be performed in the Premises. The Architectural Design Plans shall be sufficient in all respects for Tenant to cause the mechanical/electrical/communications technology systems engineer, Environmental Systems Design, Inc. (the “Engineer” or “ESD”) to commence the preparation of the mechanical/electrical/fire protection/plumbing plans and the communications technology design and review (herein referred to as the “MEP/CT Engineering Plans”) and without limiting the foregoing shall include the following: (1) all of Landlord’s comments to the Preliminary Space Plans; (2) demolition plans; (3) partition plans; (4) reflected ceiling plans; (5) flooring plans; (6) electrical and telephone outlet plans; (7) furniture plans; (8) floor loading plans indicating any special floor loading areas, specific weights for concentrated loads in sufficient detail to allow for structural engineering; (9) computer equipment and support area plans; (10) special area plans (i.e., kitchens, A/V, washrooms, etc.); (11) door, frame and hardware schedules; (12) wall finish plans; (13) elevations, details and sections as required; and (14) specific critical information required by the Engineer to sufficiently engineer the aforesaid Premises. The Architectural Design Plans shall be subject to Landlord’s prior written approval. Landlord shall either approve or disapprove the Architectural Design Plans in writing within seven (7) days of receipt by Landlord of a complete set thereof. If Landlord does not approve the same, Landlord shall advise Tenant in writing generally of the changes required in such Architectural Design Plans so that they will meet with Landlord’s approval. Tenant shall cause the Interior Space Planner to revise the Architectural Design Plans pursuant to Landlord’s comments and to deliver to Landlord, within seven (7) days after receipt by Tenant of such comments, revised Architectural Design Plans noting the changes for Landlord’s approval. Landlord shall continue to comment on such Architectural Design Plans and Tenant shall continue to revise said Architectural Design Plans within seven (7) days of receipt of comments from Landlord until such Architectural Design Plans are approved by Landlord. Notwithstanding anything herein to the contrary, if Tenant elects to use the services of a communication systems design engineer other than ESD, Landlord requires that Tenant submit drawings to Landlord for review and approval by ESD. The cost of such review, along with the cost of updating Landlord’s infrastructure documents, shall be borne by Tenant.

(f)

Tenant agrees to cause the Interior Space Planner and the Engineer to prepare the MEP/CT Engineering Plans for the Premises and deliver said drawings to Landlord. Tenant and the Engineer shall cooperate fully to provide all information necessary for the timely completion of the MEP/CT Engineering Plans and approval thereof by Landlord. Landlord agrees to either approve or disapprove said MEP/CT Engineering Plans in writing within seven (7) days of receipt thereof by Landlord. If Landlord disapproves of said MEP/CT Engineering Plans, Landlord agrees to advise Tenant in writing generally of the required changes. Tenant shall deliver to Landlord revised MEP/CT Engineering Plans pursuant to Landlord’s comments within five (5) days of receipt of

Landlord’s comments. This procedure shall be repeated until Landlord approves the MEP/CT Engineering Plans for the Premises.

(g)	Tenant agrees to cause to be delivered to Landlord fully completed and coordinated Architectural Design Plans and MEP/CT Engineering Plans (the “Construction Documents”) sufficient in detail so that Tenant can use such revised plans to obtain a building permit and contractors’ bids for the Work. The Construction Documents must be in a final and complete form with all necessary design elements identified and specified to fully bid and construct the Work. The Construction Documents are subject to Landlord’s review and approval which shall not be unreasonably withheld. Landlord shall review the Construction Documents and submit written comments to Tenant within seven (7) days of receipt by Landlord of a complete set thereof. If Landlord does not approve the same, Landlord shall advise Tenant in writing generally of the changes required in the Construction Documents so that they meet with Landlord’s approval. Tenant shall cause the Construction Documents to be revised until they will meet with Landlord’s approval. The Architectural Design Plans, the MEP/CT Engineering Plans and the Construction Documents are herein collectively referred to as the “Plans”.

(h)	Tenant represents to Landlord that Tenant has reviewed its needs with the Interior Space Planner and that Tenant has assured itself that the Plans can be delivered as herein above required. Tenant agrees to cooperate with the Interior Space Planner as promptly as possible and in any event in sufficient time to cause the Plans to be prepared and timely delivered as herein above required.

(i)	Neither review nor approval by Landlord of any of the Plans shall constitute a representation or warranty by Landlord that such Plans either (i) are complete or suitable for their intended purpose or (ii) comply with applicable laws, ordinances, codes and regulations, it being expressly agreed by Tenant that Landlord assumes no responsibility or liability whatsoever to Tenant or to any other person or entity for such completeness, suitability or compliance.

(j)	Tenant’s obligation to pay Rent under the Lease shall not be affected or deferred on account of any such delay to the extent the same results from any of the following events (collectively, “Tenant Delays”).

(i) The failure of Tenant to furnish any of the Plans in accordance with the schedule and meeting the requirements set forth in this Section 1 including, without limitation, the failure of Landlord and Tenant to agree upon final versions of the Plans, or

(ii) Changes in the Plans requested by Tenant (notwithstanding Landlord’s approval of such changes); or

(iii) The performance of any work by Tenant or any person, firm or corporation employed by Tenant; or

(iv) Any default or delay by Tenant or its agents hereunder or any Default under the Lease.

Landlord’s determination as to the duration of Tenant Delays shall be conclusive and binding upon Tenant absent manifest error.

3.	Cost of Tenant’s Work

(a)	Prior to commencement of any portion of the Tenant’s Work, Tenant shall obtain a contract to perform the Tenant’s Work by bidding the Tenant’s Work to certain of those general contractors from Landlord’s list of approved contractors which list is attached hereto as Schedule B-2 and made a part hereof or as otherwise approved by Landlord in writing. Tenant agrees to promptly give Landlord a copy of the contract. The general contractor must use only those subcontractors on Landlord’s list of approved subcontractors set forth on Schedule B-2 attached hereto, as the same may be amended by Landlord from time to time.

(b)	Intentionally Omitted.

(c)	Landlord shall give Tenant a total allowance (“Allowance”) of Fifty-Five Thousand Six Hundred Seventy-Five and no/100 Dollars ($55,675.00) as a credit toward the hard costs, architectural/design fees, engineering and mechanical design fees and voice/data cabling and Landlord’s Expenses. Tenant shall pay the amount by which the aggregate cost of the Tenant’s Work, the preparation of the Plans, Landlord’s Expenses and any other costs incurred by Tenant in connection with the preparation of the Premises exceeds the Allowance (the “Excess Costs”). Tenant shall deposit the amount of the Excess Costs, if any, with Landlord within five (5) business days following the determination of the construction price as provided in Paragraph 3(a) above.

(d)	Tenant shall pay for the cost of temporary electricity, temporary toilets, access to phone service and hot and cold water to the Premises during the construction period; (iv) all hoisting charges for reserving and using the Building’s freight elevators during normal Building hours for the construction of the Work which use is related to the Tenant’s Work and any punchlist items; (v) the costs of trash removal and disposal (as described in Section 5(d) hereof); and (vi) freight dock services and normal Building security during Tenant’s construction and move-in period (“Landlord’s Expenses”). Landlord agrees that Tenant shall not be required to pay a coordination fee for coordination services by Landlord.

(e)

Prior to commencing Tenant’s Work, Tenant shall submit to Landlord a total project budget (the “Budget”) outlining the cost of the Tenant’s Work plus the cost of all non-tenant improvement items, including soft costs, cabling, and telephone to be incurred by Tenant in connection with the Premises (collectively, the “Tenant’s Project Costs”). Tenant shall deliver to Landlord an updated Budget with each draw request for a payment of a portion of the Deposit. If, as of the time any such draw request is made, the Tenant’s Project Costs pursuant to the current Budget exceed the amount of the Deposit, Tenant shall deposit into the escrow the amount by which the Tenant’s Project Costs set forth in the current Budget exceed the amount of the Deposit multiplied by a fraction, the numerator of which is the Tenant’s Project Costs incurred to date after the payment of the amount requested in the current draw and the denominator of which is the estimated total cost of the Tenant’s Project Costs as described in the current Budget the product of which shall be reduced by any amounts previously deposited into the escrow by Tenant. For example, if at the time that Tenant makes its second draw on the escrow, the Budget has increased to $70.00 per square foot of Rentable Area in the Premises from the initial Budget of $65.00 per square foot and if after the payment of the amount requested in the second draw request $35.00 per square foot of Rentable Area will have been paid out of the escrow, then at the time the second draw request is made, Tenant shall deposit into the escrow $5.00 per square foot of Rentable Area in the Premises multiplied by  1/2 (i.e., $35.00 divided by $70.00) less any amounts previously deposited into the escrow by Tenant. All amounts so deposited by Tenant are herein collectively called “Tenant Deposits”.

(f)	Tenant shall make draw requests on the escrow based upon the percentage of Tenant’s Project Costs incurred as of the date of the draw request. Tenant shall present to Landlord, or to the title company, which is acting as escrowee, a letter requesting a disbursement of funds, invoices (or paid receipts for each item paid by Tenant and for which Tenant is seeking reimbursement), a copy of any cancelled checks pursuant to which such invoice has been paid, and, with respect to any construction to any portion of the Premises, such lien waivers (for lienable items) required by the title company or Landlord. The lien waiver from the general contractor and from each subcontractor and material supplier must be delivered with each draw request. Landlord shall have no obligation to make a payment until all waivers for the draw in question are submitted. If Landlord acts as escrowee and if there is a single disbursement request, Landlord will not impose an administrative charge. If Tenant has multiple requests, Landlord reserves the right to impose a reasonable administrative charge.

(g)

Draw requests shall be submitted to Landlord and the title company not later than the 23rd day of the calendar month. Not later than the 20th day of the next calendar month Landlord will review Tenant’s Work and Tenant’s draw request and advise Tenant in writing of any respects in which the draw request is disapproved and the reason for such disapproval. Such advice need not comply with the notice provisions of the Lease. Otherwise, the draw request will be deemed approved. Draw requests submitted by the 23rd day of a calendar month shall be paid, subject to the foregoing approval procedure, not later than the 25th day of the following calendar month. Landlord and Tenant agree to cooperate in attempting to resolve disapproved portions of each draw request.

(h)

In the event the Allowance exceeds the actual costs to pay for Tenant’s Work, Landlord Expenses and the other costs payable by Tenant hereunder, any unused portion of the Allowance (“Available Allowance”) may be applied by Tenant toward a rent credit which shall be amortized over the Lease Term. By way of illustration, if $10.00 per rentable square foot is the Available Allowance, it will be amortized over the 5 year term and will be equal to $2.00 per rentable square foot per annum, which will be deducted from the annual Base Rent rental rate set forth in Schedule 1. Tenant shall have 180 days to commence Tenant’s Work, and if Tenant elects not to perform any of Tenant’s Work, Tenant may apply the entire Allowance as a rent credit amortized over the remainder of the Term.

4.	Access by Tenant: Work in Harmony.

Landlord shall permit Tenant and Tenant’s agents, representatives, employees, suppliers, contractors, subcontractors, mechanics, and workmen to enter the Premises prior to the Commencement Date. Tenant agrees for itself and its agents, representatives, employees, suppliers, contractors, subcontractors, workmen, mechanics, and suppliers, that all such parties shall work in harmony and not unreasonably interfere with Landlord and Landlord’s agents, representatives, employees, suppliers, contractors, subcontractors, mechanics, and workmen in doing work for other tenants and occupants of the Building.

5.	Construction Requirements.

(a)	Tenant agrees that the entry into the Premises by Tenant and its contractors shall be deemed to be under all of the terms, covenants, conditions and provisions of the Lease except as to the covenant to pay Rent, and Tenant further agrees that in connection therewith Landlord shall not be liable in any way for any injury, loss, or damage which may occur to any of Tenant’s Work and installations made in the Premises or to property placed therein prior to the Commencement Date and thereafter, the same being at Tenant’s sole risk. In addition, Tenant shall require all entities performing work on behalf of Tenant to provide protection for existing improvements to an extent that is satisfactory to Landlord and shall allow Landlord access to the Premises, for inspection purposes, at all times during the period when Tenant is undertaking construction activities therein. If any entity performing work on behalf of Tenant causes any injury to any person or any damage to the Premises, the Building (including the Landlord’s Work), any other property of Landlord or any other person, then Tenant agrees to indemnify, defend and hold Landlord harmless from any loss, damage or injury suffered in connection with any such damage or injury. Further, Tenant shall cause such damage to be repaired at Tenant’s expense and if Tenant fails to cause such damage to be repaired promptly upon Landlord’s demand therefore, Landlord may in addition to any other rights or remedies available to Landlord under this Lease or at law or equity cause such damage to be repaired, in which event Tenant shall promptly upon Landlord’s demand pay to Landlord the cost of such repairs;

(b)

All contractors and subcontractors shall use only those service corridors and service entrances designated by Landlord for ingress and egress of personnel and the delivery and removal of equipment and material through or across any common areas of the Building shall only be permitted with the written approval of Landlord and during hours determined by Landlord. Landlord shall have the right to order Tenant or any contractor or subcontractor who violates the above requirements to cease work in the Building and leave the Building and remove its equipment and its employees from the Building and, at Landlord’s option restore any portion of the Building on which it has done work to its original condition;

(c)	Landlord shall allow Tenant and Tenant’s contractors to have use of the hoist serving the Building during normal operating hours. To the extent Tenant or Tenant’s contractors require use of the hoist after normal operating hours Landlord shall use reasonable efforts to accommodate Tenant and the cost thereof shall be determined at Landlord’s reasonable discretion. Landlord shall not be required to defer use of the hoist by Landlord or others until after normal operating hours in order to allow use of the hoist by Tenant or Tenant’s contractors during normal operating hours. Scheduling of Tenant’s work in the Premises and the use of said hoist shall be at the reasonable discretion of Landlord or Landlord’s contractor;

(d)	During the performance of Tenant’s Work and Tenant’s fixturing, Landlord may provide trash removal service from a location designated by Landlord. Tenant shall be responsible for breaking down boxes and placing trash in Landlord’s containers at such designated location. Tenant shall accumulate its trash in containers supplied by Landlord and Tenant shall not permit trash to accumulate within the Premises or in the corridors or public areas adjacent to the Premises. Tenant shall cause each entity employed by it to perform work on the Premises to abide by the provisions of this Work Letter as to the storage of trash and shall require each such entity to perform its work in a way that dust or dirt is contained entirely within the Premises and not within any other portion of the Building and shall cause Tenant’s contractors to leave the Premises in broom clean condition at the end of each day. Should Landlord deem it necessary to remove Tenant’s trash because of accumulation, Tenant shall pay to Landlord an additional reasonable charge for such removal on a time and material basis. The cost to Tenant for Landlord removing such trash will be based on reasonable and competitive cost which Tenant could have secured independently had Landlord not provided such service;

(e)	Tenant agrees that all services and work performed on the Premises by, on behalf of, or for the account of Tenant, including installation of telephones, carpeting, materials and personal property delivered to the Premises shall be done in a first-class workmanlike manner using only good grades of material and shall be performed only by persons covered by a collective bargaining agreement with the appropriate trade union;

(f)

Tenant agrees to protect, indemnify, defend and hold Landlord and its agents, partners, contractors and employees harmless from and against any and all losses, damages, liabilities, claims, liens, costs, and expenses, including reasonable attorneys’ fees, of whatever nature including those to the person and property of Tenant, its employees, agents, invitees, licensees and others arising out of or in connection with the activities of Tenant or Tenant’s contractors in or about the

Premises or the Building, and the cost of any repairs to the Premises or the Building necessitated by activities of Tenant or Tenant’s contractors;

(g)	Tenant shall secure, pay for, and maintain during the continuance of its work within the Premises, policies of insurance with such coverages and such amounts as Landlord may reasonably require, which policies shall be endorsed to include Landlord and its contractor and their respective employees and agents and Landlord’s mortgagees as additional insured parties and which shall provide thirty (30) days prior written notice of any alteration or termination of coverage, in such amounts and insuring such risks as Landlord may require. Tenant shall not permit Tenant’s contractors to commence any work until all required insurance has been obtained by Tenant and certificates evidencing such coverage have been delivered to Landlord; and

(h)	Tenant’s agents, subcontractors and vendors shall be required to conform with the “Tenant/Contractor & Vendor Guidelines” attached hereto as Schedule B-2 and made a part hereof.

6.	Acceptance of Concurrent Work. Intentionally Omitted.

7.	Miscellaneous.

(a)	Except as expressly set forth herein, Landlord has no other agreement with Tenant and has no other obligation to do any other work or pay any amounts with respect to the Premises. Any other work in the Premises which may be permitted by Landlord pursuant to the terms and conditions of the Lease shall be done at Tenant’s sole cost and expense and in accordance with the terms and conditions of the Lease.

(b)	This Work Letter shall not be deemed applicable to any additional space added to the original Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions thereto in the event of a renewal or extension of the initial term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement thereto.

(c)	The failure by Tenant to pay any monies due Landlord pursuant to this Work Letter within the time period herein stated shall be deemed a Default under the terms of the Lease for which Landlord shall be entitled to exercise all remedies available to Landlord for nonpayment of Rent. All late payments shall bear interest and shall be subject to a late charge pursuant to the Lease.

(d)	This Work Letter is being executed in conjunction with the Lease and is subject to each and every term and condition thereof, including without limitation, the limitations of Landlord’s liability set forth therein.

(e)	Tenant shall be solely responsible to determine at the site all dimensions of the Premises and the Building which affect any work to be performed by or for Tenant hereunder.

Dated this 22nd day of November, 2010.

LANDLORD:

233 S. WACKER LLC,
a Delaware limited liability company

By:
Its:	President

TENANT:

TRADESTATION SECURITIES, INC., a Florida corporation

By:
Its:

Schedule B-1

BUILDING STANDARD MATERIALS

WILLIS TOWER

CEILING GRID	The ceiling system will be a City of Chicago approved plenum rated, suspended 2’ x 2’ grid for acoustical lay-in tile, air supply and return with flow through compatible light fixtures with supplemental diffusers as required. The suspended 2’ x 2’ grid will be Chicago Metallic Corp.’s 3500 Series in white, Donn Fineline or a similar substitute acceptable to Landlord.

CEILING TILE	2’ x 2’ panels; “Cirrus Travertone” by Armstrong or “Eclipse” by USG Interiors.

TENANT STANDARD PARTITIONS	Tenant Standard Partitions per DeStefano and Partners Drawing TN00.2. All core corridors to be demised and all partitions above entryway doors to be demised. 2”stud, 20 gauge, 24” O.C. Floor to underside of deck. Corridor side 5/8” sheetrock and 1/2” sheetrock. Tenant side 5/8”. Sound batten insulation.

LIGHT FIXTURES	2’ x 2’ or 2’ x 4’ three fluorescent lamps, air handling, separately fused for 20 AMP circuits, with 18 cell parabolic lens electronic ballasts, T8 lamps and 3500K lamp. 2 x 4 light fixtures to be installed north to south direction.

EXIT & STAIR SIGNAGE	ALKO “Edge-glo” Series RPC-210-E-GLR-AP (ceiling mounted).

SPRINKLER HEADS	Phantom 1, Model PH-1 concealed sprinkler with flush cover plate, bright chrome, by Grunau Sprinkler Manufacturing Co. or Model Gl concealed sprinkler with flush cover plate, bright chrome, by Reliable Automatic Sprinkler Co., Inc. Note: Flush covers are required.

VINYL COMPOSITION TILE

1. Composition 1 – Asbestos-Free 2. Class 2 (Through Pattern) 3. Gage: 1/8” 4. Wearing Surface: Smooth

CARPETING	Broadloom tackless with pad or carpet tiles. Note: Direct glue down is not allowed.

WINDOW BLINDS	Thin slat horizontal blinds. Perimeter window blinds furnished and installed by building.

DOORS	Full height, solid core (refer to Chicago code for fire rating).

Schedule B-1, Page 1

HARDWARE	A. Schlage lever handle, L-series 01A625 on public corridor doors and Schlage compatible hardware on all other doors.

B. Hinges – Stanley or Hager, in anodized bronze finish, 2 pair per leaf, 4” x 41/2”.

PUBLIC ADDRESS SYSTEMS	Existing building emergency public address speakers must be replaced to match base building standard type: Wheelock ET-1080W. Existing speaker wiring to be zoned throughout floor for building standard speaker diffusion by tenant.

PRIVATE WASHROOMS	Private washrooms must have floor drains.

THERMOSTATS	One thermostat per bay for induction units.

VAV/DDC	All new construction and remodeling must have VAV boxes/DDC control. 1 box per useable 1600 sq. ft.

OPEN SITE DRAINS	Open site drains for Package A/C units are to be installed at floor level or under sink cabinets. Open site drains in plenum ceiling are prohibited.

CAD DRAWINGS	All architectural and MEP drawings must be produced on Cad.

FLOOR MOUNTED A/C UNITS	All new floor mounted A/C units must have a floor drain.

ACCESS PANELS	If broadloom carpet is specified, the architect must make provisions for future access to the under floor cell system hand holes and all utilized cells.

ELEVATOR LOBBIES	The design must account for code compliant egress out of the passenger and freight elevator lobbies at all times with access to a minimum of one exit stairwell.

STONE INSTALLATION	If stone flooring is specified, please coordinate the stone installation so that there is no tripping hazard at the elevator sills due to elevation differences.

CECO DOORS	The existing CECO doors on floors cannot be disturbed. Only a decorative surface can be applied to these doors with Landlord approval and supervision. Modifications to core doors, frames and hardware are prohibited.

INDUCTION UNIT AIR FLOW	Please design any fixed drywall partitioning, furniture system, and equipment a minimum of 12” – 18” away and a minimum of 4” up from floor from the induction units to allow for proper air flow through and access to the units for building maintenance and window washing.

Schedule B-1, Page 2

SCHEDULE 2

TENANT/CONTRACTOR & VENDOR

GUIDELINES

For

WILLIS TOWER

Revised 05/2008

WILLIS TOWER – CONTRACTOR & VENDOR GUIDELINES - Schedule 2, 1

WILLIS TOWER – CONTRACTOR & VENDOR GUIDELINES - Schedule 2, 2

Willis Tower

PROJECT DIRECTORY

EMERGENCY NUMBER	875-7711

Directors	Title	Phone
Gary Michon	General Manager	875-3679
Dale Clark	Vice President of Operations	875-0492

Managers
Jessica Linford Angela Burnett Kita Harris	Assistant Property Manager Assistant Property Manager Manager of Administration	875-9401 875-9463 875-6433

Property Administrators
Angel Brewington Liz Iozzo		875-8141 875-9763

Broadcast/Telecommunications
Seth Elliot	General Manager	505-0808

Security & Life Safety
Keith Kambic Mike Schroeder Life Safety Officer Security Command Center	Director of Security Life Safety Manager 8:00 am – 4:00 pm Sun.– Thur. 875-7711	875-8817 875-1069 875-0070

Engineering
Tom Cronin Bob Edwards Mark Boswell	Chief Engineer Assistant Chief Assistant Chief	875-0491 875-0490 875-0493

Environmental Systems Design (“ESD”)
Carlos Rivera Larry Stephenson	Electrical HVAC	456-2262 456-2274

EMERGENCY NUMBER	875-7711

Building Services
Security Command Center Engineering Control Room Office of the Building Shipping/Receiving Dave Brumirski	(24 Hours a day) (24 Hours a day) (7:30 am. – 5:30 pm. Mon. – Fri.) (7:30 am. – 3:30 pm.) Locksmith (8:00 am – 4:00 pm Mon. – Fri.)	875-7711 875-0488 875-0066 875-0063 875-0076

Building Hours of Operation
Building Business Hours: After Hours: Sat / Sun / Holidays Loading Dock Hours: Saturday Sunday and Holidays Freight Service Hours: Saturday Sunday and Holidays

Monday – Friday 8:00am – 6:00pm

Monday – Friday 6:00pm – 8:00am

24 hours

Monday – Friday 7:00am – 3:00pm

8:00am – 12:00 pm billable (open upon request after 12:00pm)

CLOSED (open upon request; billable)

Monday – Friday 6:00am – 3:00pm

8:00am – 12:00 pm billable (open upon request after 12:00pm)

CLOSED (open upon request; billable)

Building Holidays
New Years Day Labor Day	Memorial Day Independence Day Thanksgiving Day Christmas Day

WILLIS TOWER – CONTRACTOR & VENDOR GUIDELINES - Schedule 2, 3

WILLIS TOWER

TENANT/CONTRACTOR & VENDOR GUIDELINES

These guidelines have been developed by building management of Willis Tower to provide information regarding procedures in the building. The purpose of these guidelines is to facilitate the completion of projects in a timely and safe manner. All rules of the building are expected to be complied with, otherwise building management may take appropriate actions including stopping a project.

Cooperation is essential and although not all-possible situations can be foreseen, these guidelines deal with general areas of concern. Should any issue, not dealt with herein arise, contact building management in the Office of the Building during regular business hours or the Security Command Center after hours.

It is expected that the contractor will abide by all laws and regulations, including City of Chicago building codes, OSHA, NFPA, and EPA guidelines.

Security for the area during construction work is the responsibility of the contractor. This extends to possessions as well as the securing of the area upon completion of the work period. All temporary locking devices are to be provided by the building locksmith.

We expect a contractor working in our building to realize that he and his employees are invited guests and will be expected to exercise good judgment and courtesy at all times. Furthermore, be aware that many other businesses are operating within the building simultaneously and building management is committed to providing them with a quiet, clean, and safe environment.

Management reserves the right to halt or delay any work in the building if we determine that the work interferes with our tenant’s ability to reasonably conduct their business. All loud noise related work shall be completed prior to 8:00 a.m. or after 6:00 p.m. Any and all work that results in noise affecting areas in the building other than the floor under construction, including but not limited to concrete coring or sawing, hammering, drilling, shooting of ceiling hangers, cutting of pipes along the columns or within the concrete slab, shall be done before or after regular business hours or on weekends. Security measures will be taken if required to assure compliance.

Contractor will be responsible for the repair of any damage to the Building or common areas caused by Contractor during construction. All carpet, walls, ceiling and common areas must be returned to the condition existing prior to construction. Plastic runners and masonite must be laid prior to construction start. Duct tape masonite seams. Walk off mats required at all exit points of construction area.

When after-hours work is required, building management and the Life Safety department must be notified no later than 2 hours prior to the close of business on the preceding business day. Also, arrangements must be made at this time for freight elevator or rubbish removal service. See Contractor After Hours Building Access Authorization Form attached.

Prior to the start of work, the General Contractor must submit 1. the permit, 2. insurance certificates and endorsements, and 3. the names and addresses of all subcontractors, together with the name and telephone number of a contact person for each subcontractor to the building Construction Manager. Also, the General Contractor must introduce the job superintendent to the Construction Manager, Chief Engineer, Life Safety Manager and Freight & Dock Services. See Project Information Sheet attached.

All contractors must arrange with the Life Safety Manager a time to be shown emergency exits, fire extinguisher locations and review basic emergency response procedures.

WILLIS TOWER – CONTRACTOR & VENDOR GUIDELINES - Schedule 2, 4

Willis Tower

Tenant Forms

U.S. Equities Asset Management, LLC 233 South Wacker Drive, Suite 3530 (312) 875-0066 Phone (312) 906-1118 Fax

INSURANCE REQUIREMENTS

IMPORTANT

THE COVERAGE INDICATED BELOW MUST be provided through an insurance company which carries an A.M. Best rating of no less than “B+” “VIII”. A certificate indicating this coverage with separate Additional Insured Endorsement must be on file in our office PRIOR TO COMMENCEMENT OF THE WORK, and shall provide for thirty (30) days prior written notice of cancellation or reduction of coverage.

The MINIMUM REQUIREMENTS ACCEPTABLE are:

1	COMMERCIAL GENERAL LIABILITY Bodily Injury and Property Damage	$5,000,000 each occurrence $5,000,000 aggregate

2	AUTOMOBILE LIABILITY COVERAGE Bodily Injury and Property Damage	$1,000,000 combined single limit each occurrence
This coverage must include coverage for Owned, Hired and Non-Owned Vehicles. If no owned vehicles, Hired and Non-Owned coverage is required.

3	WORKERS’ COMPENSATION EMPLOYER’S LIABILITY LIMIT	STATUTORY REQUIREMENTS $1,000,000 per accident/disease/employee
Statutory coverage as required by state in which the work is to be performed. If you are self-employed with no other employees, a qualified self-insured, or not required to carry Workers’ Compensation, you must submit a letter stating this, or a copy of your certificate of self-insurance. A Waiver of Subrogation endorsement issued in favor of U.S. Equities Asset Management, LLC and Owner must be attached to the certificate.

TOTAL

per Occurrence/Accident Limits for Commercial General Liability, Auto Liability and Employer’s Liability Insurance may be satisfied by a party with any combination of primary and excess or umbrella liability policies totaling the amount of the required insurance.

4	ADDITIONAL INSURED ENDORSEMENT – (Form “B” CG 2010 11/85 or equivalent). This endorsement MUST be attached to the certificate. You are required to name Owner 233 S. Wacker, LLC and U.S. Equities Asset Management, LLC. As the certificate holders as well as the entities below as Additional Insured in an endorsement to your policy.

233 South Wacker, LLC and U.S. Equities Asset Management, LLC [CERTIFICATE HOLDERS]

233 South Wacker Drive

Suite 3530

Chicago, Illinois 60606

233 South Wacker Holder, LLC

CF 233, LLC

Landmark Tower, LLC

THE ENDORSEMENT MUST INCLUDE THE FOLLOWING CLAUSE, OR A SEPARATE ENDORSEMENT MAY BE ISSUED:

PRIMARY COVERAGE

“The insurance afforded by this policy for the additional insured(s) is primary insurance and any other insurance maintained by or available to the additional insured(s) is non-contributory”

NOTE: We ask the additional insured endorsement provide coverage for “all operations” or “all operations performed for Owner 233 S. Wacker Drive. LLC and U.S. Equities Asset Management, LLC” in order to minimize paper work for you and us.

WILLIS TOWER – CONTRACTOR & VENDOR GUIDELINES - Schedule 2, 5

Trades Persons Rules

1.	Unions – Willis Tower is a union building. All trades persons are to have the proper trade union or other affiliations as required by the local jurisdictional entities. Any building disruptions caused by jurisdictional disputes between different labor unions are the responsibility of the General Contractor to resolve. Action taken by building to minimize impact to the building may include shutting project down until disputes are resolved.

2.	Elevators – Trades persons will use freights only for access to and from construction floors. Building management reserves the right to monitor and require specific rules for the use of elevators if it so warrants or to limit the use of the elevators if the privilege is abused.

3.	Contractor Identification – All trades persons are to have Building Photo Identification Cards which must be displayed at all times. Pictures are taken Monday-Friday, from 10am – 11 am at the Willis Tower Health Club, located on LL3 of Willis Tower. The General Contractor must submit the Project Information and Photo ID Sheet attached for each subcontractor at the beginning of the project. Contractors with building photo identification cards will have access to the building Monday-Friday, from 6am-6pm. The building photo identification cards will only be programmed for the duration of the project and cards must be returned upon completion of project. Demo personnel working at night have different requirements. See Construction Manager.

4.	Building management reserves the right to interrupt any work in the building if any Contractor & Vendor Guidelines are not followed and the General Contractor will be responsible for delays caused as a result thereof. Please refer to the Contractor l.D. Authorization Form for further instructions on obtaining I.D.s.

5.	Public Areas – The building does not permit anyone to loiter in public areas of the building and construction personnel may not loiter in the areas of the building where they are not working.

6.	Smoking – There is absolutely no smoking allowed in Willis Tower, specifically, spaces under construction. General Contractor is required to see that this policy is adhered to.

IF RULES ARE NOT ENFORCED, THE PROJECT MAY BE SHUT DOWN.

WILLIS TOWER – CONTRACTOR & VENDOR GUIDELINES - Schedule 2, 6

Construction Documents & Specifications

No work will be allowed to proceed without Building Management and Environmental Systems Design first reviewing the most current set of drawings outlining the scope of work. If the building Construction Manager requires the services of outside consultants, i.e., a structural engineer to review load or coring requirements, the cost of such review will be the responsibility of the contractor and/or tenant for whom the job is being performed.

Permits

The following is required of the General Contractor prior to the start of construction or the delivery of materials:

•	A copy the building permit must be posted at the job site;

•	A copy of the building permit must be kept on file in the management Office of the Building, immediately upon receipt from the City of Chicago;

Rubbish Removal

The General Contractor will be responsible for bringing all rubbish to the loading dock and placing it into a designated dumpster box. Scheduling for freight elevator time required and dumpster box pick up and delivery is to be coordinated by the General Contractor with the Construction Manager or dock personnel. Contractor is obligated to follow procedures for debris removal at loading dock. Tenant will be charged $52.00 per one yard dumpster for demolition.

All food waste and any other debris that may cause safety hazards, odors, or any other building problem must be removed on a daily basis. Stairwells must be kept clean and clear of debris.

Over-Time Service

The building will keep separate work tickets for the over-time hours performed as specifically requested. The premium time rate for personnel will be billed to the tenant. Over-time will be determined by trade jurisdiction.

Note that there is a minimum charge of four (4) hours for each request of over-time. This service should be scheduled a minimum of 48 hours, in advance, with the Office of the Building.

Freight Elevators

Any special freight needs (deliveries, etc.) must be coordinated with the Office of the Building. Any hoisting requiring use of Schindler Elevator personnel will be billed to tenant. The building will determine if operating personnel will be assigned during demolition.

Building does not guarantee operation of elevators due to maintenance problems arising beyond our control.

WILLIS TOWER – CONTRACTOR & VENDOR GUIDELINES - Schedule 2, 7

Freight Car Sizes, Capacities and Speeds are listed below:

Freight Car	Width	Length	Low Height	Tall Height	Outer Door Ht.	Outer Door Wd.	Capacity	Elev. Speed
Fl	73”	6’1”	12’	15’7”	8’1”	4’	4000 1b.	@1200 fpm

(Serves Floors: LL3 – Lobby, 3, 31, 64, 66 – 102)

F2	7’11”	6’7”	12’	15’7”	8’9”	5’8”	5000 1b.	@1000 fpm

(Serves Floors: LL3 – Rest 2, 33 – 63)

F3	11’9”	7’6”	12’	15’7”	8’9”	7’11”	10000 1b.	@ 1200 fpm

(Serves Floors: LL1 – 102)

F4	7’10”	6’7”	12’	15’7”	8’9”	5’9”	5000 1b.	@ 1000 fpm

(Serves Floors: LL1, 33 – 63)

F5	7’11”	6’7”	12’	15’7”	8’9”	5’8”	5000 1b.	@ 1000 fpm

(Serves Floors: LL2 – Lobby, 3, 4 – 31, 63)

F6	7’11”	6’7”	12’	15’7”	8’9”	5’8”	5000 1b.	@1000 fpm

(Serves Floors: LL 1, 4 – 28, 63)

Note: Special hoisting of oversized and/or heavy items must be done by building elevator personnel. Coordination must be made through the building Construction Manager.

Freight Elevator Lobby (Typical Floors)

Keep the Freight Lobbies clear of all Debris!

At all times during the design and construction phase there must be code compliant egress out of the passenger and freight elevator lobbies with access to a minimum of two exit stairwells. The Tenant’s security concerns should be evaluated with respect to this requirement.

Loading Dock

All materials shall be brought into the building at the loading dock which is located one level below grade and is accessible from Lower Wacker Drive via freight elevators. All deliveries will be required to be scheduled and coordinated with the Office of the Building. The height restriction for Lower Wacker Drive is 12’6”. Trailer length restriction is 30’.

Site Security

The General Contractor is responsible for the security of the project site for the duration of the work. Building security must have access to the site at all times. The General Contractor is

WILLIS TOWER – CONTRACTOR & VENDOR GUIDELINES - Schedule 2, 8

responsible for insuring that building Security has the proper keys necessary for access to all locked shanties on the site.

Hazardous Material Storage

All hazardous material must be properly stored on the job site. The location of the stored hazardous material must be listed and supplied to the building Construction Manager and the Life Safety Manager. (In case of a fire, the location of such material must be immediately available).

A list of all hazardous materials as well as copies of all MSDS sheets must be maintained onsite by the General Contractor. The location of the MSDS Sheets may be documented and distributed to the Life Safety Manager.

Windows/Solar Window Film/Blinds

Building windows and solar window film must be protected during the construction process. A site survey of the building windows will be performed by the Construction Manager both before and at the conclusion of the project. Any damage not noted during the initial walk-thru will be the responsibility of the General Contractor at the end of the construction. Any solar window film repair costs will be charged to the Tenant or the General Contractor.

If there are any questions regarding the windows or window film, contact the building Construction Manager. Window blinds are to be bagged during construction/demolition. Tenant will be charged for damage to window blinds.

Carpeting

Both broadloom and carpet tiles are approved for installation at Willis Tower. Carpet glued down directly onto the concrete slab is not allowed. In the case of broadloom carpet, tackless strip installation must be scheduled for either before or after regular business hours or on a weekend.

No permanent glued down carpet is acceptable and will be rejected.

All carpeting should be delivered to the loading dock and taken to the location of installation within the building upon delivery. Old carpet must be disposed of by the carpet installer or the General Contractor.

*The cost to repair or repaint a wall or walls damaged as a result of carpet installation will be the responsibility of the carpet installer of General Contractor.

*All corridor carpeting must be protected with masonite during deliveries and for construction foot traffic. Any, cutting of carpet to gain access to the floor trench system will be repaired at tenant/contractor expense. Cost to replace carpeting will be assessed to the tenant/contractor.

Replacement of corridor carpet shall be lengthwise only.

WILLIS TOWER – CONTRACTOR & VENDOR GUIDELINES - Schedule 2, 9

HVAC

Contact Environmental Systems Design for fan schedules.

Contact Environmental Systems Designs for VAV box schedule.

Architect shall contact Environmental Systems Design for the typical base building MEP specifications and guidelines. All drawings must be submitted to ESD for review.

The perimeter induction units must be cleaned at job completion and inspected by the building Chief Engineer.

The General Contractor must ensure that filter media is installed on the return air system during the construction phase and removed at completion.

HVAC test and air balance reports are required for all construction projects and are to be submitted to the building Construction Manager upon completion of work.

Fire Protection Sprinklers

Modifications must comply with the plans approved by the building Director of Mechanical Operations. Before any work may begin, the contractor must familiarize sub-contractors with the attached Standpipe/Riser Drain Down Guidelines and Procedures attached.

*All penetrations are to be sealed with approved fire rated material.

No welding or any other work that has the potential of activating the building fire/smoke detection system or has the potential of attracting outside attention may commence without first informing the Chief Engineer/Engineering Control Room and the Life Safety Officer/Security Command Center. It is MANDATORY that welding, torching, and soldering permits be obtained from building security prior to the start of work. Upon completion of the work, it is mandatory that the Security Command Center and Engineering Control Room be notified. Contact can be made with those listed below:

Security Command Center	875-7711
Engineering Control Room	875-0488
Office of the Building	875-0066
Life Safety Officer	875-0070

Permits will be issued through the Life Safety Department, or in an after hours emergency through the security shift supervisor on duty. Please supply the following information:

A.	Your company name

B.	Nature of the job, i.e. welding, sweating water lines, etc.

C.	The firm, floor, and specific location of the work area

D.	The approximate time involved, start to finish

No work shall be performed if a welding/cutting permit has not been issued by a building security department representative. The General Contractor is responsible for fire safety including providing watchman and extinguishers during construction.

*Pre-action fire system test must be tested with a building engineering in attendance. Test results must be submitted to Chief Engineer.

WILLIS TOWER – CONTRACTOR & VENDOR GUIDELINES - Schedule 2, 10

Fireproofing

Fireproofing damaged or removed during construction must be replaced by the General Contractor prior to the closing of ceiling. Arrange inspection by building with Construction Manager.

Plumbing

Before any plumbing shutdowns may begin, the contractor must first check in with the Chief Engineer. The General Contractor is responsible for coordinating the activity.

Futures must be provided at wet columns, vent, and drainage systems.Grease Traps at tenant sink locations are to be considered a building standard.

Electrical

Prior to demolition work, General Contractor must contact the building Construction Manager, at least 48 hours in advance, to coordinate the building electrician for non-demo conduit identification.

New and existing load capacities of general office tenant connected equipment up to and over 2 watts per sq. ft. must be provided with metered panels to tenant. Landlord typically provides metered receptacle power for up to 2 watts per sq. ft. only.

Building electrician and/or ESD will coordinate emergency lighting and exit signage circuitry.

All abandoned conduit is to be removed.

Under no circumstances are tenant receptacle services to be connected to building electrical panels. Any electrical contractor found doing this will be removed from the vendor list.

Architect shall contact Environmental Systems Design for the Willis Tower building standard electrical specifications and guidelines. All drawings must be submitted to ESD for peer review.

Under no circumstances is any work to be done in the freight lobby communication closet without prior authorization from building management.

Electrical and telephone (if involved) closets are to be cleaned at completion of work. All penetrations to be sealed equal to fire wall rating. Panel directories are to be updated and inserted in panel door with a copy submitted to building Construction Manager.

Consult Construction Manager for approved method of fastening overhead equipment in the proximity of floor cells.

As-Built Drawings

All mechanical trades are required to submit copies of Computer Aided Design (CAD), as-built drawings to the General Contractor. The General Contractor will make one submission of three copies and one disk of CAD drawings of as-built drawings for all trades to the building Construction Manager. All as-built drawings are to be dated and signed by the appropriate subcontractor as well as the General Contractor and submitted to Landlord’s Building Mechanical Engineering Contractor, ESD Inc., within 30 days of substantial completion. A 15% final payment retention will be required from General Contractor and all MEP subcontractors until all as-built drawings are received and approved by ESD at close of project. There will be no exceptions. If these drawings are not produced after 90 days of project substantial completion, the 15% retainage will default to Owner to properly prepare the CAD drawings.

WILLIS TOWER – CONTRACTOR & VENDOR GUIDELINES - Schedule 2, 11

A complete set of architectural/MEP drawings must be submitted on CAD-2000 or equal disk.

Accessibility

All new or existing MEP items, whether behind walls or above ceilings, which require maintenance must remain accessible at the completion of the project.

Partition Walls

It is the responsibility of the tenant architect to obtain the partition wall drawing detail from the Construction Manager and oversee proper construction methods.

Hot Taps

Hot taps are to be pressure tested prior to doing actual hot tap, and must be checked by the building engineer.

General Information

Building security and engineering departments are on duty in the building (24) twenty-four hours a day, every day of the year. Reimbursable expenses incurred by General Contractor for tenant construction will be invoiced to tenant responsible for the work via Building Work Order ticket system.

Final Clean

Prior to the space being turned over to the tenant/building, the site must be final cleaned, to standards appropriate for tenant occupancy. The final cleaned condition must be approved by the Assistant Property Manager and/or Construction Manager. If the condition is unacceptable for occupancy, building management will have the situation corrected and backcharge the General Contractor.

Blind cleaning must be coordinated with the office of the building prior to move in.

Note: Building management is responsible for post-move in cleaning only.

Scheduled Work

All work that does not take place during regular building business hours (refer to page 1) should be noted on the Contractor After Hours Building Access Authorization Form attached and sent to the building Construction Manager as soon as reasonably possible. It is important for security and life-safety reasons that the security and engineering departments be aware of contractor presence. If an after hours emergency arises, the Security Command Center phone (875-7711) must be notified.

After Hours Access

Entrance to the building after hours is controlled by the security department. In order to facilitate after hours entrance or departure, it is important that the building Construction Manager be notified of the need as soon as reasonably possible. This is of particular importance regarding freight elevator service and the loading dock as manpower may have to be scheduled to handle the need. If an after hours emergency arises, you must notify the Security Command Center (875-7711).

WILLIS TOWER – CONTRACTOR & VENDOR GUIDELINES - Schedule 2, 12

Property Passes

For anything leaving the building, including tools and parts, a property pass is required. This pass must be signed by the General Contractor, Job Superintendent or Foreman. Security officers will not accept them unless they are signed by authorized personnel. These property passes can be requested from the building Construction Manager.

Accidents

All accidents must be reported to the Security Command Center immediately. The security department will dispatch personnel and facilitate the emergency procedures. If needed call 911 for the Chicago Fire Department Paramedics first, and then notify the Security Command Center (875-7711).

Fires

All fires must be reported to 911 Emergency and the Security Command Center immediately (875-7711).

Locksmithing

The building has a full-time locksmith who will consult, order, and install all locking mechanisms. The locksmith is responsible for all keys and all other types of locks and the installation of all lock cylinders/cores. Contact the Construction Manager for assistance.

* All General Contractors must submit a copy of the final hardware schedule 8 weeks prior to the completion date of each individual project. Failing to comply with this requirement will delay the installation of all lockable cylinders on your project.

Contractor will be back charged for lock mechanisms tampered with in construction area.

Inspection

Building personnel along with ESD will conduct periodic inspections of the construction site. Prior to ceiling installation, General Contractor must contact building Construction Manager for an above ceiling inspection along with ESD.

Final Inspection

General Contractor must contact building Construction Manager to arrange a final inspection of construction space prior to tenant move-in date.

WILLIS TOWER – CONTRACTOR & VENDOR GUIDELINES - Schedule 2, 13

STANDPIPE/RISER DRAIN DOWN

GUIDELINES AND PROCEDURES

GUIDELINES

•	Riser drain downs will be performed on the day shift only.

•	Riser drain downs must be kept to a minimum.

•	Riser work should typically be completed within two hours. All piping should be run to the riser with only the tie-in remaining to be completed.

•	Riser draining will not start before 8:00 a.m., and system must be back in service by 4:00 p.m.

PROCEDURES

•	Contractor must request drain down through the Control Room between 8:00 a.m. and 4:00 p.m.

•	Engineers will disable BAS auto fire response and Kastle Monitoring system.

•	Engineers will isolate system and drain to below the construction floor.

•	Contractor must verify with the control room that the riser drain down is complete before cutting into the riser.

•	Contractor must physically verify that the riser is drained down, before cutting into the riser,, by opening the fireman’s hose connection valve or sprinkler drain valve on the construction floor.

•	Contractor must notify Control Room when work is finished, and request system fill up.

•	Engineers will supply contractor with a 2-way radio to communicate with the engineers filling the system or accompany contractor while system is being refilled.

•	Contractor will verify that there are no leaks with the engineer on site or via the 2-way radio with the Control Room.

•	Contractor will return 2-way radio to the engineering department.

•	Engineer will enable BAS auto fire response and Kastle Monitoring system.

SINGLE FLOOR SPRINKLER DRAIN DOWNS

•	Contractor notifies Control Room of location where work is to be done (Floor # and Stairwell #) before starting work.

•	The engineer disables the BAS auto fire response and Kastle Monitoring system for the affected floors.

•	Contractor isolates system and performs work.

•	Contractor notifies Control Room when work is complete, and gets approval to refill system.

•	Contractor slowly fills system and checks for leaks.

•	Contractor calls Control Room when system is refilled and verifies that all alarms have been cleared on the computer.

•	Engineers enable BAS auto fire response and Kastle Monitoring system.

WILLIS TOWER – CONTRACTOR & VENDOR GUIDELINES - Schedule 2, 14

WILLIS TOWER

SAFETY PRACTICES

All contractors and its employees must follow safety practices outlined by its employer, General Contractor and OSHA but not limited to: Contractors are responsible for maintaining and enforcing their own safety rules and procedures. Under no circumstances will Building Management or its employees accept responsibility for monitoring general safety guidelines. The following guidelines for safety in the building should be followed but is not all inclusive of safety practices required by law, or any other rules that may apply.

•

Take special precautions if welding or cutting in a confined space is stopped for some time. Disconnect the power on ARC welding or cutting units and remove the electrode from the holder. Turn off the torch valves on gas welding or cutting units, shut off the gas supply at a point outside the confined area, and, if possible, remove the torch and hose from area.

•	After welding or cutting is completed, mark hot metal or post a warning sign to keep workers away from heated surfaces.

•	Follow safe housekeeping principles.

1.	Don’t throw electrode or rod stubs on the floor – discard them in proper waste container.

2.	Keep construction area as free of debris as possible.

3.	Keep chemicals secured in approved storage cabinets

4.	Keep floors dry and clean.

•	Hard hats must be worn at all times inside the construction area.

•	All contractors must supply a list of all hazardous materials and their locations as well as all I sheets to the building Construction Manager and Life Safety Manager.

•	Keep a fully stocked and clearly marked OSHA compliant first aid supply kit on the job site at all times.

•	Make sure there are fully charged, NFPA compliant fire extinguishers present on the job site.

•	An emergency brigade must established and drills held. Fire drills must be done under the supervision of the Fire Safety Director/Life Safety Manager.

•	The contractor Safety Officer must provide their name and 24 hour phone number to the Life Safety Manager.

WILLIS TOWER – CONTRACTOR & VENDOR GUIDELINES - Schedule 2, 15

WILLIS TOWER

GUIDELINES FOR CUTTING/WELDING

The following guidelines for cutting/welding in the building must be followed, but it is not all inclusive of safety practices required by law, or any other rules that may apply.

•	Make sure that sprinklers are in service.

•	Make sure that cutting and welding equipment is in good repair.

Precautions within 35 feet

•	Make sure floors are swept clean of combustibles.

•	Combustible floors: wet down, cover with damp sand or fire-resistive sheets.

•	Flammable liquids are removed; other combustibles, if not removed, protected with fire-resistive tarpaulins or metal shields.

•	Explosive atmosphere in area eliminated.

•	All wall and floor openings are covered.

•	Fire-resistive tarpaulins are suspended beneath work.

Work on Walls or Ceilings

•	Construction of the building structure is noncombustible and without combustible covering or insulation.

•	Make sure combustibles are moved away from the other side of wall.

•	Make sure all flammable liquids are purged from the work area.

•	Any type of “Hot Work” requires a fire watch, appropriate number and type of extinguishers and a “Hot Work” Permit.

Structural Slabs

•	Saw cutting or trenching of floor slab is not permitted without prior written approval from Landlord and review by building’s structural consultant.

Work on Enclosed Equipment

•	Enclosed equipment cleaned of all combustibles.

•	Containers are purged of flammable liquids.

WILLIS TOWER – CONTRACTOR & VENDOR GUIDELINES - Schedule 2, 16

Fire Watch

•	Fire watch will be provided by the Contractor during and for at least 60 minutes after work, and during coffee or lunch breaks.[1]

•	The fire watch must be supplied with NFPA complaint extinguishers.

•	The fire watch must be trained in use of this equipment and in sounding the alarm.

•	Report the beginning and conclusion of the fire watch to the Security Command Center (875-7711).

****Please fill out all applicable forms attached and fax completed forms to Construction Manager, fax number 312-906-1118 before beginning work.

[1]	According to City Code, NFPA, and Factory Mutual Insurance Standards.

WILLIS TOWER – CONTRACTOR & VENDOR GUIDELINES - Schedule 2, 17

PROJECT INFORMATION AND PHOTO ID SHEET

Please fill out the information listed below and fax back to the Attention of Construction Manager – 312-906-1118.

PROJECT – TENANT NAME:                                                                              FLOOR :

TENANT CONTACT:                                                                                           PHONE:

GENERAL CONTRACTOR:                                                              SUPERINTENDENT:

SUBCONTRACTOR:                                                                                   CONTACT:

(LIST NAME OF EACH EMPLOYEE BELOW)

DAYTIME PHONE NUMBER:

EMERGENCY AFTER HOURS PHONE NUMBER:

CELL/AND OR PAGER NUMBER:

START DATE OF PROJECT:                                              PROJECT END DATE:

NORMAL WORKING HOURS:                             AM/PM TO                                 AM/PM

LIST OF EMPLOYEES NAMES:

EMPLOYEE NAME	COMPANY	EMPLOYEE	COMPANY

Picture I.D’s will be issued to all workmen in the building. I.D.’s can be taken Monday-Friday from 10am-11 am at the Health Club located on LL3 of the Willis Tower. Please complete this form and return to the building Construction Manager.

CONSTRUCTION MANAGER:                                              DATE:

WILLIS TOWER – CONTRACTOR & VENDOR GUIDELINES Schedule 2, Page 18

CONTRACTOR’S FREIGHT/DOCK DELIVERY REQUEST

TODAY’S DATE:

CONTRACTOR:

TENANT NAME:

FLOOR #:                  LOCATION:

TENANT CONTACT:                                      TELEPHONE#:

BRIEF DESCRIPTION OF WORK:

                                                                                  (TYPE OF DELIVERY)

This will serve as a written request for priority freight elevator/dock service for the above mentioned contractor/tenant.

DELIVERY DATE:

DELIVERY TIME:                              TO

                                     (START TIME)        (STOP TIME)

TIMES WILL BE STRICTLY ENFORCED.

AVAILABLE TIMES ARE BETWEEN 4:00AM AND 6:00 AM, or after 3:30 pm.

A SERVICE FEE OF $40.00 PER HOUR WILL BE CHARGED FOR FREIGHT OPERATOR TIME TO THE CONTRACTOR/TENANT.

COMMENTS:

If access to occupied tenant space is necessary, please present evidence of TENANT AUTHORIZATION with this form or forward a request for such access NO LESS THAN 48 HOURS IN ADVANCE TO WHEN THE WORK WILL COMMENCE.

Anyone accessing the building will be required to show the security officer a type of photo identification card and Company ID. Please indicate the Supervisor who will be in charge and if at all possible the name of the construction workers who will be working in your space. If specific names are not known then please list the number of workmen per trade:

Note: There is a $25.00 service charge for any lock or unlock requests made of the security department. Tenant/building authorization required.

All access notices must be received by building security 48 hours in advance.

FOR OFFICE USE ONLY:

CONSTRUCTION MANAGER:                                                           DATE:

WILLIS TOWER – CONTRACTOR & VENDOR GUIDELINES Schedule 2, Page 19

CONTRACTOR AFTER HOURS ACCESS AUTHORIZATION FORM

Please make sure that all information is filled out correctly and send to the office of the building.

Company Name:

Project Coordinator:

(or Job Superintendent)                                    (Please Print Name)

Sub-Contractor Needing Access:

Floor:                                                           Location:

Date of Access:

Time Period of Access:                                          Until:

Brief Description of Work:

If access to occupied tenant space is necessary, please present evidence of TENANT AUTHORIZATION with this form or forward a request for such access NO LESS THAN 48 HOURS IN ADVANCE TO WHEN THE WORK WILL COMMENCE.

Anyone accessing the building will be required to show the security officer a type of photo identification card and Company ID. Please indicate the Supervisor who will be in charge and if at all possible the name of the construction workers who will be working in your space. If specific names are not known then please list the number of workmen per trade:

(Supervisor)

Note: There is a $25.00 service charge for any lock or unlock requests made of the security department. Tenant/building authorization required.

All access notices must be received 48 hours in advance.

FOR OFFICE USE ONLY:

CONSTRUCTION MANAGER:                                                                   DATE:

For a current list of approved Willis Tower Contractors, please contact the office of the building at (312) 875-0066.

WILLIS TOWER – CONTRACTOR & VENDOR GUIDELINES Schedule 2, Page 20

SCHEDULE 3

WILLIS TOWER

Approved General Contractors

Contractor	Phone Number	Fax Number
Clune Construction Company 10 S. LaSalle Street, Suite 300 Chicago, IL 60603	(312)726-6103	(312)419-8139

Exclusive Construction Services 1224 133rd Court Lemont, IL 60439	(312)421-6599	(312)421-6977

Executive Construction Inc. 235 Fenel Lane Hillside, IL 60162	(708) 236-3300	(708) 236-3333

Interior Construction Group 105 W. Adams, Suite 900 Chicago, IL 60606	(312)553-4949	(312)553-0649

JC Anderson 834 N. Church Road Elmhurst, IL 60126	(630) 834-1669	(630) 834-0142

Krahl Construction 322 S. Green Street, Suite 300 Chicago, IL 60607	(312)648-9800	(312)648-2685

Leopardo Companies, Inc. 333 W. Wacker Drive,Suite 250 Chicago, IL 60606-1265	(312)332-7570	(312)332-7572

Pepper Construction Co. 643 North Orleans Chicago, IL 60610	(312)266-4700	(312)266-2792

Turner Construction Co. 53 E.Monroe, Suite 3100 Chicago, IL 60603	(312)704-0770	(312)327-2800

WILLIS TOWER – CONTRACTOR & VENDOR GUIDELINES Schedule 3, Page 21

SCHEDULE 4

Approved Subcontractors

Willis Tower

Approved Painting Contractors

Contractor	Phone Number	Fax Number
Ascher Brothers Co., Inc. 3033 West Fletcher Street Chicago, IL 60618	(773)588-0001	(773) 588-5350

C & W Building Services, Inc. 1444 Lake Street Chicago, IL 60607	(312)829-4680	(312)829-4684

Hester Commercial Painting 7340 N. Monticello Avenue Skokie, IL 60076	(847)677-5130	(847)677-5139

Krahl Construction 322 S. Green Street, Suite 300 Chicago, IL 60607	(312)648-9800	(312)648-2685

Pinnacle Decorating, Inc. 384 Kent Road Suite 201 Riverside, IL 60546	(708)447-3107	(708) 447-7920

Triangle Decorating Company 2206 S. Lively Boulevard Elk Grove, IL 60007-5210	(847)357-1800	(847)357-1888

WILLIS TOWER – CONTRACTOR & VENDOR GUIDELINES Schedule 4, Page 22

Willis Tower

Approved Plumbing Contractors

Contractor	Contact	Phone Number	Fax Number
Great Lakes Plumbing & Heating 4521 W. Diversey Chicago, Illinois 60639	Gene Hyken	(312)876-0813	(312)876-1932

Johns Plumbing 3116 N.Cicero Chicago, Illinois 60641	Mike Shudy	(773) 286-9030	(773) 286-5073

Pientka Plumbing 14521 Trailway Lake Forest, IL 60045	Bob Klauk	(847) 573-9004	(847)573-9005

Ramm Plumbing Company 220 Seegers Avenue Elk Grove Village, IL 60007	Frank Avino	(847) 437-6680	(847) 437-6676

WILLIS TOWER – CONTRACTOR & VENDOR GUIDELINES Schedule 4, Page 23

Willis Tower

Approved Telecommunications Contractors

Contractor	Phone Number	Fax Number
Commerical Light Company 245 Fencl Lane Hillside, IL	(708) 449-6900	(708) 449-6942

Continental Electric 5900 West Howard Skokie, Illinois 60077	(847) 677-1600	(847) 677-1668

Maron Electric Co. 5401 West Fargo Avenue Skokie, Illinois 60077	(847) 679-6500	(847) 679-6503

Prime Technical Systems 215 S. Aberdeen Chicago, Illinois 60601	(312) 433-9111	(312) 433-6493

J. J. O’Keefe Electric 10931 S. Homan Avenue Suite B Chicago, IL 60655	(773) 239-0059	(773) 239-0324

Rex Electric 920 National Avenue Addison, IL 60101-3125	(630) 932-8600	(630) 932-8678

WILLIS TOWER – CONTRACTOR & VENDOR GUIDELINES Schedule 4, Page 24

Willis Tower

Approved Electrical Contractors

Contractor	Phone Number	Fax Number
Commercial Light Co. 245 Fencl Lane Hillside, Illinois 60162	(708) 449-6900	(708) 449-6942

Continental Electric 5900 West Howard Skokie, Illinois 60077	(847) 677-1600	(847) 677-1668

Maron Electric Co. 5401 West Fargo Avenue Skokie, Illinois 60077	(847) 679-6500	(847) 679-6503

Prime Electric 215 S. Aberdeen Chicago, Illinois 60607	(312) 433-9111	(312) 433-6493

Rex Electric 920 National Avenue Addison, IL 60101-3125	(630) 932-8600	(630) 932-8678

WILLIS TOWER – CONTRACTOR & VENDOR GUIDELINES Schedule 4, Page 25

Willis Tower

Approved HVAC Sub-Contractors

Contractor	Phone Number	Fax Number
Admiral Heating and Ventilating, Inc. 4150 Litt Drive Hillside, IL 60162	(708) 544-3100	(708) 544-3606

Anchor Mechanical 215 S. Aberdeen Chicago, IL 60607	(312) 492-6994	(312) 492-6996

James Anderson, Inc. 2030 Janice Avenue Melrose Park, Illinois 60160	(708) 345-2400	(708) 343-0581

Hill Mechanical Group 4241 Ravenswood Chicago, Illinois 60613	(773) 929-6600	(773) 929-9549

Midwest Mechanical 540 Executive Drive Willowbrook, Illinois 60521	(630) 655-4200	(630) 655-0730

Mobile Air Force 509 East State Parkway, Unit D Schaumburg, IL 60173 (Portable HVAC Rental)	1-800-596-0800	(847) 755-0589

Talmar Metal Products 4632 W. 138th Street Crestwood, IL 60445	(708) 371-0333	(708) 371-4111

WILLIS TOWER – CONTRACTOR & VENDOR GUIDELINES Schedule 4, Page 26

Willis Tower

Approved Temperature Control Sub-Contractors

Contractor	Contact	Phone Number	Fax Number
Johnson Controls 4415 W. Harrison Suite 240 Hillside, Illinois 60162	Mark Eggerding	(708) 449-3334	(708) 449-3454

WILLIS TOWER – CONTRACTOR & VENDOR GUIDELINES Schedule 4, Page 27

Willis Tower

Approved Sprinkler / Pipe-Fitter Sub-Contractors

Contractor	Phone Number	Fax Number
Great Lakes Plumbing & Heating 4521 W. Diversey Chicago, Illinois 60639	(312) 876-0813	(312) 876-1932

Superior Mechanical Systems 7515 Santa Fe Drive Hodgkins, IL 60525	(708) 588-0000	(708) 588-0115

Tenant Fire Protection, Inc. 7637 W. 100th Place Bridgeview, IL 60455	(708) 430-7780	(708) 430-7784

U.S. Fire Protection 28427 North Ballard Drive Unit H Lake Forest, Illinois 60045	(847) 816-0050	(847) 816-0098

WILLIS TOWER – CONTRACTOR & VENDOR GUIDELINES Schedule 4, Page 28

Willis Tower

Approved Fire & Life / Safety Controls, Security Sub-Contractors

Contractor	Phone Number	Fax Number
Advent Systems, Inc. 477 West Wrightwood Avenue Elmhurst, Illinois 60126	(630) 279-7171	(630) 279-7676

Johnson Control 4415 W. Harrison Suite 240 Hillside, Illinois 60162	(708) 449-3334	(708) 449-3454

Sentry Fire Protection Systems 1322 W. North Avenue Chicago, IL 60622	(773) 489-6700	(773) 489-1197

Tenant Fire Protection, Inc. 7637 W. 100th Place Bridgeview, IL 60455	(708) 430-7780	(708) 430-7784

*	Note: Johnson Control technicians must make All final terminations to the Base Building System.

WILLIS TOWER – CONTRACTOR & VENDOR GUIDELINES Schedule 4, Page 29

EXHIBIT C

RULES AND REGULATIONS

1.	Tenant shall not in any manner deface or injure the Building or any part thereof, nor do anything tending to injure the reputation of the Building or its occupants.

2.	Tenant shall not install any sign, lettering, picture, notice, advertisement or object unacceptable to Landlord against glass partitions, doors or windows which would be visible from the Building’s corridors, or place same on any outside window or in a position visible from outside the Building. Tenant agrees to promptly remove same upon notice from Landlord. Any sign, lettering, picture, notice or advertisement installed within the Premises which is visible to the public from within the Building shall be installed at Tenant’s cost and in such manner, character and style as approved by prior written consent of Landlord.

3.	Tenant shall not, in advertising or other publicity, without prior written consent of Landlord, use the name of the Building (Willis Tower) or use pictures or illustrations of the Building.

4.	The Tenant’s mailing address shall include:

(Name of Company)

233 South Wacker Drive

Chicago, Illinois 60606

5.	Tenant shall not obstruct sidewalks, entrances, passages, courts, corridors, vestibules, halls, elevators, loading docks, escalators and stairways in and about the Building.

6.	Tenant shall not place any lock(s) on any door in the Premises or Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld, and Landlord shall have the right at all times to retain and use keys or other access codes or devices to all locks within and into the Premises.

7.	Tenant shall not make noises, cause disturbances or vibrations or use or operate any electrical or electronic devices or other devices that emit sound or other waves or disturbances, or that create a fire hazard, or create odors, any of which may be offensive to other Tenants and occupants of the Building or that would interfere with the operation of any device or equipment or radio or television broadcasting or reception from or within the Building or elsewhere, and shall not place or install any projections, antennae, aerials or similar devices inside or outside the Premises.

8.	Tenant shall not exhibit, sell or offer to sell, use, rent or exchange any item or service in or from the Premises unless ordinarily embraced within the Tenant’s use of the Premises specified herein.

9.	Tenant shall report all peddlers, solicitors and beggars immediately to the office of the Building or as Landlord otherwise requests.

10.	Tenant shall not waste water and agrees to cooperate fully with Landlord to assure the most effective operating of the Building’s heating and air conditioning, and shall refrain from adjusting any controls other than room thermostats installed for Tenant’s use, and shall keep public corridor doors closed, and shall not block any heating and air conditioning induction units.

11.	All contractors, contractor’s representatives and installation technicians performing work in the Building shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, and shall be required to comply with Landlord’s standard rules, regulations, policies and procedures, which may be revised from time to time.

12.	Tenant shall not employ persons to do janitorial work in the Premises and no persons other than the janitors of the Building shall clean the Premises without prior written consent of Landlord. With prior written consent of Landlord, any person employed by Tenant to do janitorial work shall, while in the Building, either inside or outside of the Premises, be subject to and under the control and direction of the manager of the Building (but not as agent or servant of said manager or Landlord). The work of janitorial personnel shall not be hindered by Tenant after 5:30 P.M., and janitorial work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time. Tenant shall provide adequate waste and rubbish receptacles to prevent unreasonable hardship to the cleaning service.

13.	Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of merchandise or materials requiring the use of elevators, stairways, lobby areas or loading dock areas, shall be restricted to hours reasonably designated by Landlord. Tenant shall obtain Landlord’s prior approval by providing a detailed listing of the activity, which approval shall not be unreasonably withheld. If approved by Landlord, the activity shall be under the supervision of Landlord and performed in the manner required by Landlord. Tenant shall assume all risk for damage to articles moved and injury to any persons resulting from the activity. If equipment, property, or personnel of Landlord or of any other party is damaged or injured as a result of or in connection with the activity, Tenant shall be solely liable for any resulting damage, loss or injury.

14.	Deliveries to and from the Premises shall be made only at the times in the areas and through the entrances and exits reasonably designated by Landlord. Tenant shall not make deliveries to or from the Premises in a manner that might interfere with the use by any other tenant of its premises or of the Common Areas, any pedestrian use, or any use which is inconsistent with good business practice.

15.	Landlord shall have the right to approve the weight, size, or location of heavy equipment or articles in and about the Premises, which approval shall not be unreasonably withheld. Damage to the Building by the installation, maintenance, operation, existence or removal of Tenant’s Property shall be repaired at Tenant’s sole expense.

16.	Tenant shall not cook in the Premises or at any time sell, purchase or give away, or permit the sale or purchase of food in any form; however, with prior written consent of Landlord, such activities may be permitted in lounges or other facilities specifically designated for this purpose.

17.	Tenant shall not: (1) use the Premises for lodging or for any immoral or illegal purposes; (2) use the Premises to engage in the manufacture or sale of, or permit the use of, any spirituous, fermented, intoxicating or alcoholic beverages on the Premises; or (3) use the Premises to engage in the manufacture or sale of, or permit the use of, any illegal drugs on the Premises.

18.	Tenant shall not: (1) make or permit any improper, objectionable or unpleasant noises or odors in the Building, or otherwise interfere in any way with other tenants or persons having business with them; (2) solicit business or distribute or cause to be distributed, in any portion of the Building, handbills, promotional materials or other advertising; or (3) conduct or permit other activities in the Building that might, in Landlord’s sole opinion, constitute a nuisance.

19.	Tenant shall not bring firearms into the Premises.

20.	Tenant shall keep doors and other means of entry to the Premises closed and secured.

21.	No animals, except those assisting handicapped persons, shall be brought into the Building or kept in or about the Premises.

22.	No inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises, Building or about the Property, except for those substances as are typically found in similar premises used for general office purposes and are being used by Tenant in a safe manner and in accordance with all applicable Laws. Tenant shall not, without Landlord’s prior written consent, use, store, install, spill, remove, release or dispose of, within or about the Premises or any other portion of the Property, any asbestos-containing materials or any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq. or any other applicable environmental Law which may now or later be in effect. Tenant shall comply with all Laws pertaining to and governing the use of these materials by Tenant and shall remain solely liable for the costs of abatement and removal.

23.	Tenant shall not take any action which would violate Landlord’s labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute or interfere with Landlord’s or any other tenant’s or occupant’s business or with the rights and privileges of any person lawfully in the Building (“Labor Disruption”). Tenant shall take the actions necessary to resolve the Labor Disruption, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent for the work to resume. Tenant shall have no claim for damages against Landlord or any of the Landlord Related Parties nor shall the Commencement Date of the Term be extended as a result of the above actions.

24.	Tenant shall not operate or permit to be operated a coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes and other goods), except for machines for the exclusive use of Tenant’s employees and invitees.

25.	Bicycles and other vehicles are not permitted inside the Building or on the walkways outside the Building, except in areas designated by Landlord.

26.	Landlord may from time to time adopt systems and procedures for the security and safety of the Building and Property, its occupants, entry, use and contents. Tenant, its agents, employees, contractors, guests and invitees shall comply with Landlord’s systems and procedures.

27.	Tenant shall at all time comply with the Chicago Clean Indoor Air Ordinance of 2005 (Chapter 7-32 of the City of Chicago Municipal Code), and any regulations enacted pursuant to said Ordinance. Further, neither Tenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking in the Building (including the Premises) and the Common Areas, or within 15 feet of any entrance to the Building, unless a portion of the Common Areas have been declared a designated smoking area by Landlord.

28.	Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Building presents a uniform exterior appearance. Tenant shall ensure, to the extent reasonably practicable, that window coverings are closed on windows in the Premises while they are exposed to the direct rays of the sun.

EXHIBIT D

FORM OF TENANT ESTOPPEL CERTIFICATE

Landlord:	233 S. WACKER LLC

Tenant:	TRADESTATION SECURITIES, INC.

Address of Tenant:	Suite consisting of approximately square feet of Rentable Area on the Floor(s) of the Building

Lease:	That certain Lease, dated , 2010, by and between Landlord and Tenant, including the Work Letter and the Condenser Water Addendum, if any, and the following amendments, if any, (the “Lease”, a copy of which is attached and made a part hereof).

Commencement Date:

Expiration Date:

Security Deposit	$

Monthly Base Rent:	$

Monthly Base Rent and Additional Rent (Expense and Tax Adjustments) Paid Through:	$

Current Estimated Monthly Installment of the Expense Adjustment Amount:	$

Current Estimated Monthly Installment of the Tax Adjustment Amount:	$

Lenders:                                                                                                                                         (and/or additional lenders, their respective successors and assigns).

1.	In order to induce Lenders to make loans secured by, among other things, Mortgages on property (the “property”) which includes the Premises, Tenant hereby certifies as true and correct the following statements:

(a)	The Lease is a true, correct and complete agreement between Landlord and Tenant with respect to the premises described therein (the “Premises”).

(b)	The Lease is in full force and effect and constitutes the entire agreement between Landlord and Tenant. The Lease has not been amended, modified, supplemented or changed, whether in writing or orally (including, without limitation, any agreement by Landlord to assume any lease of Tenant covering space in other property), except as disclosed herein.

(c)	Tenant is in sole possession of and is occupying the Premises. Except as specified below, Tenant is not in any respect in default under the Lease and has not subleased all or any part of the Premises or assigned the Lease, or otherwise transferred or hypothecated its interest in the Lease or the Premises.

(d)	The Commencement Date and Expiration Date of the term of the Lease are correctly stated above. Tenant has no options or rights of renewal, extension, expansion, purchase or first refusal concerning the Lease, the Premises or other space within the building of which the Premises are a part, except as may be stated in the Lease. Tenant has not exercised any option or rights to renew, extend, amend, modify, or change the term of the Lease, except as may be stated in the Lease. Tenant does not have any preferential right to purchase all or any part of the property of which the Premises are a part.

(e)	The Monthly Base Rent and other amounts payable under the Lease are correctly stated above. Monthly Base Rent (and Additional Rent) have been paid through the date stated above. Tenant has not prepaid any rent for more than one (1) month and is paying rent under the Lease on a current basis with no offsets, credits, claims or setoffs. Tenant has not been given any free rent, partial rent, rebates, rent abatements, or rent concessions of any kind, which are unexpired, except as disclosed herein.

(f)	Tenant has deposited the Security Deposit stated above with Landlord, and to the best of Tenant’s knowledge, none of the Security Deposit has been applied by Landlord to the payment of rent or any other amounts due under the Lease.

(g)	As of the date hereof, Landlord has fully performed all of its obligations under the Lease and has satisfied all commitments made to induce Tenant to enter into the Lease. To the best of Tenant’s knowledge, Landlord is not in default under the terms and conditions of the Lease and no event has occurred which would constitute a default under the Lease, either upon service of notice or passage of time. To the best of Tenant’s knowledge, no claim, controversy or dispute exists between Tenant and Landlord. As of the date hereof, Tenant is not asserting that the Lease is not fully enforceable by Landlord in accordance with its terms.

(h)	All construction, build-out, improvements, or alterations to the Premises required under the Lease have been fully completed in accordance with the plans and specifications described in the Lease and all contributions required to be made by Landlord on account thereof have been made.

(i)	Landlord has not previously given any consent to Tenant (i.e., consent to sublease or alter the Premises) that is required under the Lease before the taking of any action by Tenant, except as disclosed herein.

(j)	Tenant is not insolvent and is able to pay its debts as they mature. There are no actions, whether voluntary or otherwise, pending against Tenant under the bankruptcy or insolvency laws of the United States or any state thereof.

2.	Tenant agrees that from and after the date hereof, Tenant will not pay any rent under the Lease more than thirty (30) days in advance of its due date.

3.	Tenant hereby certifies that the address for notices to Tenant under the Lease is correctly set forth above.

This certificate has been given to Lenders with the understanding that Lenders will rely hereon in connection with loans which will be secured by the property of which the Premises constitute a part. The undersigned hereby certifies that he or she is duly authorized to sign and deliver this Estoppel Certificate.

IN WITNESS WHEREOF, Tenant has caused this Estoppel Certificate to be executed by its duly authorized representative as of the          day of                     , 20    .

TENANT:

TRADESTATION SECURITIES, INC.

By:
Its:

EXHIBIT E

CONDENSER WATER ADDENDUM

This Condenser Water Addendum constitutes a part of the Lease, dated                     , 2010, between 233 S. WACKER LLC, a Delaware limited liability company, as Landlord, and TRADESTATION SECURITIES, INC., a Florida corporation, as Tenant, for premises as described in the Lease located at 233 South Wacker Drive, Chicago, Illinois (the “Premises”).

WHEREAS, Landlord has constructed and is operating an auxiliary condenser water system (the “System”) for its use and the use of tenants in the Building; and

WHEREAS, Tenant is desirous of connecting certain facilities to the System to be indicated on the plans;

NOW, THEREFORE, the parties agree as follows:

1.	Tenant shall advise Landlord of its requirements for condenser water use, determined separately for each floor of the Premises, and furnish to Landlord plans and specifications of its facilities which it proposes to connect to the System.

2.	Upon Landlord’s approval thereof and payment of Landlord’s costs in connection therewith, Landlord shall grant to Tenant the right to connect its facilities to the System which connection shall be made only by Landlord’s approved contractor.

3.	The connection fee for each gallon per minute (GPM) of dedicated capacity is waived. (GPM is to be calculated by using the equipment manufacturer’s technical specifications based on a condenser entering water temperature (EWT) of 85 degrees Fahrenheit and a condenser water temperature rise (WTR) of 10 degrees Fahrenheit).

4.	Tenant shall pay to Landlord a “Monthly Fee” for its dedicated capacity on the System. The fee shall be calculated as follows:

CONDENSER WATER RATE –

(GPM x 60) x 728 hours per month x cost per gallon = Monthly Fee

(GPM is to be calculated by using the equipment manufacturer’s technical specifications based on a condenser entering water temperature (EWT) of 85 degrees Fahrenheit and a condenser water temperature rise (WTR) of 10 degrees Fahrenheit).

5.

All proposed changes in Tenant’s facilities shall be submitted to Landlord in advance for Landlord’s approval. No changes shall be made in Tenant’s facilities without prior written approval of Landlord. Landlord shall have the right to designate such conditions and charges for the making of Tenant’s changes as Landlord deems appropriate. It is

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expressly agreed that Landlord may refuse to make any changes which increase the amount of condenser water supplied to Tenant.

6.	All the terms and conditions of the Lease shall apply to this Addendum.

7.	This Addendum shall become effective on the Commencement Date and will terminate on the termination of the Lease.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Condenser Water Addendum to be duly executed this 22nd day of November, 2010.

LANDLORD:

233 S. WACKER LLC,
a Delaware limited liability company

By:

TENANT:

TRADESTATION SECURITIES, INC.,
a Florida corporation

By:

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EXHIBIT F

Janitorial Specifications

NIGHTLY:

1.	Clean/sanitize restrooms and replenish supplies.

2.	Dry mop with specially treated cloth all stone ceramic tile, terrazzo and other types of unwaxed flooring.

3.	Spot clean internal stairwells especially food, coffee and drink spills.

4.	Sweep all vinyl, asphalt, rubber and similar types of flooring using an approved chemically treated cloth. Spot clean for spills and stains.

5.	Vacuum clean all carpeted areas. Sweep all private stairways and vacuum if carpeted.

6.	Using approved spotter, spot clean carpeted areas.

7.	Hand dust and wipe clean with damp or chemically treated cloth all furniture, file cabinets, fixtures, window sills, convector enclosure tops and wash said sills and tops if necessary, with the exception of window sills and convectors cleaned twice per month.

8.	Maintain janitor closets in neat and orderly manner.

9.	Dust all chair rails, trim, etc.

10.	Remove all gum and foreign matter on sight.

11.	Empty and clean all waste receptacles, replace liners as necessary, and remove all wastepaper and waste materials to a designated area.

12.	Damp dust interiors of all waste disposal receptacles (as necessary).

13.	Wash clean all water fountains and water coolers.

14.	Clean all glass furniture tops.

15.	Remove finger marks, smudges and stains from all horizontal and vertical surfaces.

16.	Dust doors of elevator hatchways.

WEEKLY:

1.	Wash restroom partitions.

2.	Hand dust all door louvers and other ventilating louvers within reach.

3.	Dust all baseboards.

4.	Remove finger marks from all painted surfaces near light switches, entrance doors, etc.

5.	Wipe clean all bright work.

6.	Move and vacuum clean underneath all furniture that can be moved.

7.	Polish all water fountains.

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MONTHLY:

1.	Wash telephones.

2.	Wash floors in public and private stairwells throughout Building.

3.	Spray buff resilient floors in high traffic areas.

4.	Power scrub restroom floors.

QUARTERLY:

1.	Dust all picture frames, charts and similar hangings not reached in nightly cleaning.

2.	Dust and spot clean all vertical surfaces such as walls, partitions, doors and other surfaces not reached in nightly cleaning.

3.	Dust exterior of lighting fixtures.

4.	Dust all Venetian blinds and report any broken tapes, cords, etc., to supervisor.

5.	Dust all air conditioning louvers, grills, etc., not reached in nightly cleaning.

6.	Pursuant to manufacturer’s specifications, strip and wax composition or other hard surface flooring, subject to special cleaning requirements of particular flooring.

ANNUALLY:

1.	Clean all interior window metal and other unpainted interior metal surfaces of the perimeter walls using a metal cleaning product.

WINDOW WASHING:

1.	One (1) time per year interior perimeter windows.

2.	Three (3) times per year outside perimeter windows, weather permitting.

GENERAL	REQUIREMENTS:

1.	All specified cleaning and any additional cleaning operations shall be scheduled so that a minimum number of lights are to be left on. Upon completion of the cleaning, all lights are to be turned off except for designated night lighting fixtures.

2.	All entrance doors to elevator lobbies, restrooms, stairwells or other public access corridors are to be kept closed and locked during all cleaning operations. Interior private office, file room and conference room doors are to remain open, unless doors are fitted with automatic closers or locking mechanisms, in which case they are to remain closed during cleaning or returned to closed and locked positions upon completion of cleaning in such room.

3.	Stocking and cleaning Tenant’s private restrooms is an additional charge to Tenant.

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